EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

by and among

CGEA Holdings, Inc.,

CGEA Investor, Inc.

and

ElkCorp

Dated as of December 18, 2006

.

Page

ARTICLE I

THE MERGER

Section	1.1	The Merger	1
Section	1.2	Closing	1
Section	1.3	Effective Time	2
Section	1.4	Effects of the Merger	2
Section	1.5	Certificate of Incorporation and By-laws of the Surviving Corporation	2
Section	1.6	Directors	2
Section	1.7	Officers	2

ARTICLE II

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section	2.1	Effect on Capital Stock	2
Section	2.2	Exchange of Certificates	4
Section	2.3	Treatment of Stock Options and Other Stock-Based Awards	6
Section	2.4	Further Actions	7

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section	3.1	Qualification, Organization, Subsidiaries, etc.	7
Section	3.2	Capital Stock	8
Section	3.3	Subsidiaries; Investments	9
Section	3.4	Corporate Authority Relative to This Agreement; No Violation	9
Section	3.5	Reports and Financial Statements	11
Section	3.6	Internal Controls and Procedures	11
Section	3.7	No Undisclosed Liabilities	12
Section	3.8	Compliance with Law; Permits	12
Section	3.9	Environmental Laws and Regulations	13
Section	3.10	Employee Benefit Plans	14
Section	3.11	Absence of Certain Changes or Events	15
Section	3.12	Investigations; Litigation	16
Section	3.13	Proxy Statement; Other Information	16
Section	3.14	Rights Plan	16
Section	3.15	Tax Matters	16
Section	3.16	Labor Matters	18
Section	3.17	Intellectual Property	18
Section	3.18	Property	19
Section	3.19	Opinion of Financial Advisors	19

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(continued)

Page

Section	3.20	Required Vote of the Company Stockholders	19
Section	3.21	Contracts	19
Section	3.22	Finders or Brokers	20
Section	3.23	Interested Party Transactions	20
Section	3.24	Insurance	20
Section	3.25	Customers and Suppliers	21

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Section	4.1	Qualification, Organization, Subsidiaries, etc.	21
Section	4.2	Corporate Authority Relative to This Agreement; No Violation	21
Section	4.3	Investigations; Litigation	22
Section	4.4	Proxy Statement; Other Information	23
Section	4.5	Financing	23
Section	4.6	Guarantee	23
Section	4.7	Capitalization of Merger Sub	24
Section	4.8	No Vote of Parent Stockholders	24
Section	4.9	Finders or Brokers	24
Section	4.10	No Additional Representations	24
Section	4.11	Certain Arrangements	24

ARTICLE V

COVENANTS AND AGREEMENTS

Section	5.1	Conduct of Business by the Company and Parent	25
Section	5.2	Access	28
Section	5.3	No Solicitation	29
Section	5.4	Filings; Other Actions	31
Section	5.5	Employee Matters	32
Section	5.6	Efforts	34
Section	5.7	Takeover Statute	36
Section	5.8	Public Announcements	36
Section	5.9	Indemnification and Insurance	36
Section	5.10	Control of Operations	38
Section	5.11	Financing	38
Section	5.12	Stockholder Litigation	40
Section	5.13	Notification of Certain Matters	40
Section	5.14	Private Placement Notes	41

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(continued)

Page

ARTICLE VI

CONDITIONS TO THE MERGER

Section	6.1	Conditions to Each Party’s Obligation to Effect the Merger	42
Section	6.2	Conditions to Obligation of the Company to Effect the Merger	42
Section	6.3	Conditions to Obligations of Parent and Merger Sub to Effect the
		Merger	43
Section	6.4	Frustration of Closing Conditions	43

ARTICLE VII

TERMINATION

Section	7.1	Termination or Abandonment	44
Section	7.2	Effect of Termination	45
Section	7.3	Termination Fees	45

ARTICLE VIII

MISCELLANEOUS

Section	8.1	No Survival of Representations and Warranties	48
Section	8.2	Expenses	48
Section	8.3	Counterparts; Effectiveness	48
Section	8.4	Governing Law	48
Section	8.5	Jurisdiction; Enforcement	48
Section	8.6	WAIVER OF JURY TRIAL	49
Section	8.7	Notices	49
Section	8.8	Assignment; Binding Effect	50
Section	8.9	Severability	51
Section	8.10	Entire Agreement; No Third-Party Beneficiaries	51
Section	8.11	Amendments; Waivers	51
Section	8.12	Headings	51
Section	8.13	Interpretation	51
Section	8.14	No Recourse	52
Section	8.15	Definitions	52

ANNEXES

Annex I – Financing Commitments
Annex II – Form of Guarantee

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     AGREEMENT AND PLAN OF MERGER, dated as of December 18, 2006 (this “Agreement”), among CGEA Holdings, Inc., a Delaware corporation (“Parent”), CGEA Investor, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), and ElkCorp, a Delaware corporation (the “Company”).

W I T N E S S E T H :

     WHEREAS, the parties intend that Merger Sub be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent.

     WHEREAS, the Board of Directors of the Company, acting upon the recommendation of a special committee of independent directors of the Company (the “Special Committee”), has (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement, and (iii) resolved to recommend adoption of this Agreement by the stockholders of the Company.

     WHEREAS, the Boards of Directors of Parent and Merger Sub have approved this Agreement and declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement.

     WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements specified herein in connection with this Agreement.

     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:

ARTICLE I THE MERGER

     Section 1.1 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time, Merger Sub will merge with and into the Company, whereupon the separate corporate existence of Merger Sub will cease, and the Company will continue its corporate existence under Delaware law as the surviving corporation in the Merger (the “Surviving Corporation”) and a wholly owned subsidiary of Parent.

     Section 1.2 Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Debevoise & Plimpton LLP, 919 Third Avenue, New York, New York 10022 at 10:00 a.m., local time, on a date (the “Closing Date”) which shall be the second Business Day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied by actions to be taken at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other place, date and time as the Company and Parent may agree in writing.

     Section 1.3 Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company will cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with Section 251 of the DGCL. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Company and Merger Sub in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

     Section 1.4 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL.

     Section 1.5 Certificate of Incorporation and By-laws of the Surviving Corporation. Subject to Section 5.9, at the Effective Time, (a) the certificate of incorporation of the Surviving Corporation shall be amended to read in its entirety as the certificate of incorporation of Merger Sub read immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be Elk Corporation or ElkCorp and the provision in the certificate of incorporation of Merger Sub naming its incorporator shall be omitted, and (b) the by-laws of the Surviving Corporation shall be amended so as to read in their entirety as the bylaws of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended in accordance with applicable Law, except that the references to Merger Sub’s name shall be replaced by references to Elk Corporation or ElkCorp.

     Section 1.6 Directors. Subject to applicable Law, the directors of Merger Sub as of the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

     Section 1.7 Officers. The officers of the Company as of the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

ARTICLE II

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

     Section 2.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub or the holders of any securities of the Company or Merger Sub:

     (a) Conversion of Common Stock. Each share of common stock, par value $1.00 per share, of the Company outstanding immediately prior to the Effective Time (such shares, together, unless the context clearly otherwise requires, with the associated Rights, collectively, the “Common Stock”, and each, a “Share”), other than Shares to be cancelled pursuant to Section 2.1(b) and other than Dissenting Shares, shall be converted automatically into and shall thereafter represent the right to receive $38.00 in cash (the “Merger Consideration”). All Shares that have been converted into the right to receive the Merger Consideration as provided in this Section 2.1 shall be automatically cancelled and shall cease to exist, and the holders of certificates which immediately prior to the Effective Time represented such Shares shall cease to have any rights with respect to such Shares other than the right to receive the Merger Consideration and the right to receive any then unpaid dividend or other distribution with respect to such Shares having a record date before the Effective Time.

     (b) Parent and Merger Sub-Owned Shares. Each Share that is owned, directly or indirectly, by Parent or Merger Sub immediately prior to the Effective Time or held by the Company immediately prior to the Effective Time (in each case, other than any such Shares held on behalf of third parties) (the “Cancelled Shares”) shall by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange for such cancellation and retirement.

     (c) Conversion of Merger Sub Common Stock. At the Effective Time and by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

     (d) Dissenters’ Rights. Any provision of this Agreement to the contrary notwithstanding, if required by the DGCL (but only to the extent required thereby), Shares that are issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares) and that are held by holders of such Shares who have not voted in favor of the adoption of this Agreement or consented thereto in writing and who are entitled to demand and who have properly exercised appraisal rights with respect thereto in accordance with, and who have complied with, Section 262 of the DGCL (the “Dissenting Shares”) will not be converted into the right to receive the Merger Consideration, but instead holders of such Dissenting Shares will be entitled to receive payment of the appraised value of such Dissenting Shares in accordance with the provisions of such Section 262 unless and until any such holder fails to perfect or effectively withdraws or loses its rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such Dissenting Shares will thereupon be treated as if they had been converted into and have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration, without any interest thereon, and the Surviving Corporation shall remain liable for payment of the Merger Consideration for such Shares. At the Effective Time, any holder of Dissenting Shares shall cease to have any rights with respect thereto, except the rights provided in Section 262 of the DGCL and as provided in the previous sentence. The Company will give Parent (i) prompt notice of any demands received by the Company for appraisals of Shares, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to stockholders’ rights of appraisal and (ii) the opportunity to participate in all negotiations and proceedings with respect to such notices and demands. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal or settle, or offer to agree to settle, any such demands.

     (e) Adjustments. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company, or securities convertible or exchangeable into or exercisable for shares of capital stock, shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period (excluding, in each case, normal quarterly cash dividends), merger or other similar transaction, the Merger Consideration shall be equitably adjusted to reflect such change; provided that nothing herein shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

     Section 2.2 Exchange of Certificates.

     (a) Paying Agent. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with a U.S. bank or trust company that shall be appointed by Parent, and approved in advance by the Company in writing (such approval not to be unreasonably withheld) to act as a paying agent hereunder (and pursuant to an agreement in form and substance reasonably acceptable to Parent and the Company) (the “Paying Agent”), in trust for the benefit of holders of the Shares, the Company Stock Options and the Performance Shares, cash in U.S. dollars sufficient to pay (i) the aggregate Merger Consideration in exchange for all of the Shares outstanding immediately prior to the Effective Time (other than the Cancelled Shares), payable upon due surrender of the certificates that immediately prior to the Effective Time represented Shares (“Certificates”) (or effective affidavits of loss in lieu thereof) or non-certificated Shares represented by book-entry (“Book-Entry Shares”) pursuant to the provisions of this Article II and (ii) the Option and Stock-Based Consideration payable pursuant to Section 2.3 (such cash referred to in subsections (a)(i) and (a)(ii) being hereinafter referred to as the “Exchange Fund”).

(b) Payment Procedures.

     (i) As soon as reasonably practicable after the Effective Time and in any event not later than the third Business Day following the Closing Date, the Paying Agent shall mail (x) to each holder of record of Shares whose Shares were converted into the Merger Consideration pursuant to Section 2.1, (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon delivery of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent and shall be in such form and have such other provisions as Parent and the Company may mutually agree), and (B) instructions for use in effecting the surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares in exchange for the Merger Consideration and (y) to each holder of a Company Stock Option or a Performance Share, a check in an amount due and payable to such holder pursuant to Section 2.3 hereof in respect of such Company Stock Option or Performance Share.

         (ii) Upon surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may customarily be required by the Paying Agent, the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor a check in an amount equal to the product of (x) the number of Shares represented by such holder’s properly surrendered Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares and (y) the Merger Consideration. No interest will be paid or accrued on any amount payable upon due surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a check for any cash to be paid upon due surrender of the Certificate may be paid to such a transferee if the Certificate formerly representing such Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable.

         (iii) Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable under this Agreement to any holder of Shares (including, for the avoidance of doubt, Restricted Shares) or holder of Company Stock Options or Performance Shares, such amounts as are required to be withheld or deducted under the Internal Revenue Code of 1986, as amended (the “Code”), the rules and regulations promulgated thereunder, or any provision of U.S. state or local Tax Law with respect to the making of such payment. To the extent that amounts are so withheld or deducted and paid over to the applicable Governmental Entity, such withheld or deducted amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares or holder of the Company Stock Options or Performance Shares, in respect of which such deduction and withholding were made.

     (c) Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or Parent for transfer, they shall be cancelled and exchanged for a check in the proper amount pursuant to this Article II.

     (d) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to the former holders of Shares for one year after the Effective Time shall be delivered to Surviving Corporation upon demand, and any former holders of Shares who have not surrendered their Shares in accordance with this Section 2.2 shall thereafter look only to the Surviving Corporation for payment of their claim for the Merger Consideration, without any interest thereon, upon due surrender of their Shares.

     (e) No Liability. Anything herein to the contrary notwithstanding, none of the Company, Parent, Merger Sub, the Surviving Corporation, the Paying Agent or any other person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

     (f) Investment of Exchange Fund. The Paying Agent shall invest all cash included in the Exchange Fund as reasonably directed by Parent; provided, however, that any investment of such cash shall be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government. Any interest and other income resulting from such investments shall be paid to the Surviving Corporation pursuant to Section 2.2(d) .

     (g) Lost Certificates. In the case of any Certificate that has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Paying Agent, the posting by such person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate a check in the amount of the number of Shares represented by such lost, stolen or destroyed Certificate multiplied by the Merger Consideration.

     Section 2.3 Treatment of Stock Options and Other Stock-Based Awards.

     (a) Except as otherwise agreed in writing by Parent and the applicable holder thereof, each option to purchase Shares (collectively, the “Company Stock Options”) granted under the employee and director stock plans of the Company (the “Company Stock Plans”), whether vested or unvested, that is outstanding immediately prior to the Effective Time will at the Effective Time be cancelled and the holder of such Company Stock Option will, in full settlement of such Company Stock Option, receive from the Surviving Corporation an amount (subject to any applicable withholding tax) in cash equal to the product of (x) the excess, if any, of the Merger Consideration over the exercise price per Share of such Company Stock Option multiplied by (y) the total number of Shares subject to such Company Stock Option (the aggregate amount of such cash hereinafter referred to as the “Option Consideration”).

     (b) Except as otherwise agreed in writing by Parent and the applicable holder thereof, immediately prior to the Effective Time, each award of restricted Common Stock granted under the Company Stock Plans (the “Restricted Shares”) shall vest in full and be converted into the right to receive the Merger Consideration as provided in Section 2.1(a) .

     (c) Except as otherwise agreed in writing by Parent and the applicable holder thereof, at the Effective Time, each performance share based on shares of Common Stock granted under the Company Stock Plans (the “Performance Shares”), whether vested or unvested, which is outstanding immediately prior to the Effective Time shall be deemed to be earned at the level set forth in the applicable Company Stock Plan and applicable award agreement, shall become fully vested and shall entitle the holder thereof to receive, at the Effective Time, an amount in cash equal to the Merger Consideration in respect of each Share earned with respect to the Performance Shares (subject to any applicable withholding taxes) (the aggregate amount of such cash, together with the Option Consideration, hereinafter referred to as the “Option and Stock-Based Consideration”).

     (d) Prior to the Effective Time, the Company will adopt such resolutions as may reasonably be required in its discretion to effectuate the actions contemplated by this Section 2.3.

     Section 2.4 Further Actions. The Company shall take or cause to be taken on or prior to December 31, 2006 any and all action reasonably necessary, including by amending the Company Stock Plans, to permit the exchange of Company Stock Options, Restricted Shares or Performance Shares for Parent equity awards pursuant to the agreements between Parent and the applicable holder of a Company Stock Option, Restricted Share or Performance Share referred to in Section 2.3, in each case to the extent consistent with such plans, agreements and applicable Law.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except (i) as disclosed in the Company SEC Documents filed on or after June 30, 2006 and prior to the date of this Agreement (excluding any disclosures set forth in any risk factor section thereof or in any section relating to or containing forward looking statements) or (ii) as disclosed in the disclosure schedule delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Letter”, it being agreed that disclosure of any item in any section of the Company Disclosure Letter shall also be deemed disclosure with respect to any other section of this Agreement to which the relevance of such item is reasonably apparent on its face), the Company represents and warrants to Parent and Merger Sub as follows:

     Section 3.1 Qualification, Organization, Subsidiaries, etc.

     (a) Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization. Each of the Company and its Subsidiaries has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to have such power or authority, would not have, individually or in the aggregate, a Company Material Adverse Effect.

     (b) Each of the Company and its Subsidiaries is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect. The organizational or governing documents of the Company and each of its Subsidiaries, as previously provided to Parent, are in full force and effect.

     (c) As used in this Agreement, any reference to any fact, circumstance, event, change, effect or occurrence having a “Company Material Adverse Effect” means any fact, circumstance, event, change, effect or occurrence that has or would be reasonably likely to have a material adverse effect on the business, results of operation or financial condition of the Company and its Subsidiaries, taken as a whole, but, in any case, shall not include facts, circumstances, events, changes, effects or occurrences (i) generally affecting the industries in which the Company and its Subsidiaries operate (including general pricing changes), or the economy or the financial or securities markets in the United States or elsewhere in the world (including any regulatory and political conditions or developments, or any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism), except to the extent any fact, circumstance, event, change, effect or occurrence that, relative to other industry participants, disproportionately impacts the assets, properties, business, results of operation or financial condition of the Company and its Subsidiaries, taken as a whole, (ii) resulting from the announcement of (A) the proposal of the Merger or (B) this Agreement and the transactions contemplated hereby or (iii) resulting from any litigation related to this Agreement or the transactions contemplated hereby brought by shareholders of the Company; and provided that any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period shall not, in and of itself, constitute a Company Material Adverse Effect.

     Section 3.2 Capital Stock.

     (a) The authorized share capital of the Company consists of 100,000,000 shares of Common Stock and 1,000,000 shares of preferred stock (the “Preferred Stock”). As of December 15, 2006, there were (i) 20,610,111 shares of Common Stock issued and outstanding (including 132,564 unvested Restricted Shares granted under the 2004 Amended and Restated ElkCorp Equity Incentive Compensation Plan (the "2004 Plan”) and the 2002 ElkCorp Equity Incentive Compensation Plan (the "2002 Plan") and no shares of Preferred Stock issued and outstanding, (ii) Company Stock Options granted under the 2004 Plan, the 2002 Plan, the Elcor Corporation 1998 Amended and Restated Incentive Stock Option Plan (the "1998 Plan"), and the Elcor Corporation 1993 Incentive Stock Option Plan (the "1993 Plan”), collectively, to purchase an aggregate of 1,357,419 shares of Common Stock, with a weighted average exercise price of $24.05 per share, issued and outstanding, (iii) 581,700 shares subject to outstanding Performance Share awards (at the maximum 150% Target level) and (iv) 66,007 shares of Common Stock available for future awards under the 2004 Plan. Other than Company Stock Options granted under the 2004 Plan, the 2002 Plan, the 1998 Plan, and the 1993 Plan, and unvested Restricted Shares granted under the 2002 Plan and the 2004 Plan, there are no Company Stock Options, and no unvested Restricted Shares issued and outstanding. All outstanding Shares are duly authorized, validly issued, fully paid and non-assessable, and are not subject to and were not issued in violation of any preemptive or similar right, purchase option, call or right of first refusal or similar right.

     (b) Except as set forth in subsection (a) above, as of the date hereof, (i) the Company does not have any shares of its capital stock issued or outstanding other than shares of Common Stock that have become outstanding after December 15, 2006, which were reserved for issuance as of December 15, 2006 as set forth in subsection (a) above, and (ii) except as set forth in the Rights Agreement, dated as of July 7, 1998, as amended to the date hereof, between the Company and Mellon Investor Services LLC (formerly ChaseMellon Shareholder Services, L.L.C.), as Rights Agent (the “Rights Agreement”), there are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock to which the Company or any of the Company’s Subsidiaries is a party obligating the Company or any of the Company’s Subsidiaries to (A) issue, transfer or sell any shares of capital stock or other equity interests of the Company or any Subsidiary of the Company or securities convertible into or exchangeable for such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (C) redeem or otherwise acquire any such shares of capital stock or other equity interests, or (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary. Except for the issuance of shares of Common Stock that were available for issuance as set forth in subsection (a) above, and except for regular quarterly cash dividends as publicly disclosed, from December 15, 2006 to the date hereof, the Company has not declared or paid any dividend or distribution in respect of the Common Stock, and has not issued, sold, repurchased, redeemed or otherwise acquired any Common Stock, and its Board of Directors has not authorized any of the foregoing.

     (c) Neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or, other than as referred to in Sections 3.2(a) and 3.2(b), other securities, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

     (d) There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of the Company or any of its Subsidiaries.

     Section 3.3 Subsidiaries; Investments.

     (a) Section 3.3 of the Company Disclosure Letter sets forth a complete and correct list of each “significant subsidiary” of the Company as such term is defined in Regulation S-X promulgated by the SEC (each, a “Significant Subsidiary”). Section 3.3 of the Company Disclosure Letter also sets forth the jurisdiction of organization and percentage of outstanding equity interests (including partnership interests and limited liability company interests) owned by the Company or its Subsidiaries of each Significant Subsidiary. All equity interests (including partnership interests and limited liability company interests) of the Company’s Significant Subsidiaries held by the Company or any other Subsidiary have been duly and validly authorized and are validly issued, fully paid and non-assessable and were not issued in violation of any preemptive or similar rights, purchase option, call or right of first refusal or similar rights. All such equity interests owned by the Company or its Subsidiaries are free and clear of any Liens, other than restrictions imposed by applicable Law.

     (b) Except as set forth in Section 3.3 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries owns any shares of capital stock or other equity interests in (including any securities exercisable or exchangeable for or convertible into capital stock or other voting or equity interests in) any other Person.

     Section 3.4 Corporate Authority Relative to This Agreement; No Violation.

     (a) The Company has requisite corporate power and authority to enter into this Agreement and, subject to receipt of the Company Stockholder Approval, to consummate the transactions contemplated hereby. The Board of Directors of the Company, acting upon the unanimous recommendation of the Special Committee, at a duly called and held meeting, has unanimously (with Thomas D. Karol and Richard A. Nowak abstaining) adopted resolutions (i) determining that the terms of the Merger and the other transactions contemplated by this Agreement are fair and in the best interests of the Company and its stockholders, and declaring it advisable, to enter into this Agreement, (ii) approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (iii) resolving to recommend that the stockholders of the Company approve the adoption of this Agreement (the “Recommendation”) and directing that such matter be submitted for consideration of the stockholders of the Company at the Company Meeting. Except for the Company Stockholder Approval and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate proceedings on the part of the Company are necessary to authorize the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

     (b) The execution, delivery and performance by the Company of this Agreement and the consummation of the Merger by the Company do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to any United States or foreign governmental or regulatory agency, commission, court, body, entity or authority (each, a “Governmental Entity”), other than (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL, (ii) compliance with the applicable requirements of the HSR Act, (iii) compliance with the applicable requirements of the Exchange Act, including the filing of the Proxy Statement, (iv) compliance with the rules and regulations of the New York Stock Exchange, (v) compliance with any applicable foreign or state securities or blue sky laws, and (vi) the other consents and/or notices set forth on Section 3.3(b) of the Company Disclosure Letter (collectively, clauses (i) through (vi), the “Specified Approvals”), and other than any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not (A) individually or in the aggregate, have a Company Material Adverse Effect or (B) prevent or materially delay the consummation of the Merger.

     (c) Assuming compliance with the matters referenced in Section 3.3(b), receipt of the Specified Approvals and the receipt of the Company Stockholder Approval, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby do not and will not (i) contravene or conflict with the organizational or governing documents of the Company or any of its Subsidiaries, (ii) contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, or (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon the Company or any of its Subsidiaries or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of its Subsidiaries, other than, in the case of clauses (ii) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not have, individually or in the aggregate, a Company Material Adverse Effect.

     Section 3.5 Reports and Financial Statements.

     (a) The Company has filed or furnished all forms, documents, statements and reports required to be filed or furnished prior to the date hereof by it with the SEC since June 30, 2004 (the forms, documents, statements and reports filed with the SEC since June 30, 2004 and those filed with the SEC subsequent to the date of this Agreement, if any, including any amendments thereto, the “Company SEC Documents”). As of their respective dates, or, if amended, as of the date of the last such amendment prior to the date hereof, the Company SEC Documents complied, and each of the Company SEC Documents filed subsequent to the date of this Agreement will comply, in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder. None of the Company SEC Documents so filed or that will be filed subsequent to the date of this Agreement contained or will contain, as the case may be, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     (b) The consolidated financial statements (including all related notes and schedules) of the Company included in the Company SEC Documents (if amended, as of the date of the last such amendment) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) in conformity with GAAP (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

     Section 3.6 Internal Controls and Procedures. The Company has established and maintains disclosure controls and procedures and internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company’s management has completed an assessment of the effectiveness of the Company’s internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended June 30, 2006, and such assessment concluded that such controls were effective. The Company has disclosed, based on its most recent evaluations, to the Company’s outside auditors and the audit committee of the Company (A) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

     Section 3.7 No Undisclosed Liabilities. Except (a) as reflected or reserved against in the Company’s consolidated balance sheets (or the notes thereto) included in the Company SEC Documents filed after June 30, 2006 and prior to the date hereof, (b) as expressly permitted or contemplated by this Agreement, (c) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since June 30, 2006 and (d) for liabilities or obligations which have been discharged or paid in full in the ordinary course of business, neither the Company nor any Subsidiary of the Company has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, whether known or unknown and whether due or to become due, that would, individually or in the aggregate, have a Company Material Adverse Effect.

     Section 3.8 Compliance with Law; Permits.

     (a) The Company and each of the Company’s Subsidiaries are in compliance with and are not in default under or in violation of any applicable federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree or agency requirement of any Governmental Entity (collectively, “Laws” and each, a “Law”), except where such non-compliance, default or violation would not have, individually or in the aggregate, a Company Material Adverse Effect. Anything contained in this Section 3.8(a) to the contrary notwithstanding, no representation or warranty shall be deemed to be made in this Section 3.8(a) in respect of the matters referenced in Section 3.5 or 3.6, or in respect of environmental or labor Law matters, each of which matters is addressed by other sections of this Agreement.

     (b) The Company and the Company’s Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company and the Company’s Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Company Permits”), except where the failure to have any of the Company Permits would not have, individually or in the aggregate, a Company Material Adverse Effect. All Company Permits are in full force and effect, except where the failure to be in full force and effect would not have, individually or in the aggregate, a Company Material Adverse Effect. No suspension or cancellation of any of the Company Permits is pending or threatened, except where such suspension or cancellation would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company and its Subsidiaries are not, and since December 31, 2004 have not been, in violation or breach of, or default under, any Company Permit, except where such violation, breach or default would not, individually or in the aggregate, have a Company Material Adverse Effect. As of the date of this Agreement, to the knowledge of the Company, no event or condition has occurred or exists which would result in a violation of, breach, default or loss of a benefit under, or acceleration of an obligation of the Company or any of its Subsidiaries under, any Company Permit (in each case, with or without notice or lapse of time or both), except for violations, breaches, defaults, losses or accelerations that would not, individually or in the aggregate, have a Company Material Adverse Effect.

     Section 3.9 Environmental Laws and Regulations. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) the Company and its Subsidiaries have conducted their respective businesses in compliance with all applicable Environmental Laws (as hereinafter defined), (ii) there has been no release of any Hazardous Substance by the Company or any of its Subsidiaries in any manner that could reasonably be expected to give rise to any remedial obligation or corrective action requirement under applicable Environmental Laws, (iii) neither the Company nor any of its Subsidiaries has received any written notices, demand letters or written requests for information from any Governmental Entity alleging that the Company or any of its Subsidiaries is in violation of, or liable under, any Environmental Law, (iv) to the Company’s knowledge no Hazardous Substance has been disposed of, released or transported in violation of any applicable Environmental Law, or in a manner giving rise to any liability under Environmental Law, from any properties while owned or operated by the Company or any of its Subsidiaries as a result of any operations or activities of the Company or its Subsidiaries, (v) neither the Company, or its Subsidiaries nor any of their respective properties are subject to any liabilities relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or written claim asserted or arising under any Environmental Law or any agreement relating to environmental liabilities and (vi) to the knowledge of the Company, neither the Company nor any of its Subsidiaries has ever manufactured asbestos-containing materials.

     (a) As used herein, “Environmental Law” means any Law relating to (i) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as in effect at the date hereof.

     (b) As used herein, “Hazardous Substance” means any substance listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous under any Environmental Law. Hazardous Substance includes any substance to which exposure is regulated by any Governmental Entity or any Environmental Law including any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or byproduct thereof, radon, radioactive material, asbestos or asbestos containing material, urea formaldehyde, foam insulation or polychlorinated biphenyls.

     (c) The generality of any other representations and warranties in this Agreement notwithstanding, this Section 3.8 shall be deemed to contain the only representations and warranties in this Agreement with respect to Environmental Law, Hazardous Substances and any other environmental matter.

     Section 3.10 Employee Benefit Plans.

     (a) Section 3.10(a) of the Company Disclosure Letter lists all “multiemployer plans” within the meaning of 4001(a)(3) of ERISA (each a “Multiemployer Plan”) to which the Company or its Subsidiaries contributes, Company Benefit Plans that are employee welfare plans within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any employee pension benefit plan within the meaning of Section 3(2) of ERISA and all other material Company Benefit Plans (whether or not such plan is subject to ERISA). “Company Benefit Plans” means all employee or director compensation and/or benefit plans, programs, policies, agreements or other arrangements, including any employee welfare plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA), and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program, agreement or arrangement (other than any Multiemployer Plan and any other plan, program or arrangement maintained by an entity other than the Company or any of its Subsidiaries pursuant to any collective bargaining agreements), in each case that are sponsored, maintained or contributed to by the Company or any of its Subsidiaries for the benefit of current or former employees, directors or consultants of the Company or its Subsidiaries. It is agreed and understood that no representation or warranty is made in respect of ERISA matters in any Section of this Agreement other than this Section 3.10 and Section 3.16.

     (b) The Company has heretofore made available to Parent true and complete copies of each of the material Company Benefit Plans (or with respect to unwritten plans, a written description thereof) and material related documents, including plan documents, trust agreements and other funding arrangements, but not limited to, (i) each writing constituting a part of such Company Benefit Plan, including all amendments thereto; (ii) the three most recent Annual Reports (Form 5500 Series) and accompanying schedules, if any; (iii) the most recent determination letter from the IRS (if applicable) for such Company Benefit Plan and (iv) all material communications received from or sent to the IRS, the Pension Benefit Guaranty Corporation or the Department of Labor and any schedules thereto.

     (c) (i) Each Company Benefit Plan has been maintained and administered in compliance with its terms and with applicable Law, including but not limited to ERISA and the Code to the extent applicable thereto, (ii) each of the Company Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS or is entitled to rely upon a favorable opinion issued by the IRS, and, to the knowledge of the Company, there are no existing circumstances or any events that have occurred that could reasonably be expected to adversely affect the qualified status of any such plan; (iii) no Company Benefit Plan is subject to Title IV of ERISA; (iv) no Company Benefit Plan provides retiree medical or other welfare benefits, other than (A) coverage mandated by applicable Law or (B) benefits under any “employee pension plan”; (v) no liability under Title IV of ERISA has been incurred by the Company, its Subsidiaries or any ERISA Affiliate of the Company that has not been satisfied in full; (vi) all contributions or other amounts payable by the Company or its Subsidiaries as of the date hereof with respect to each Company Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP (other than with respect to amounts not yet due); (vii) neither the

Company nor its Subsidiaries has engaged in a transaction in connection with which the Company or its Subsidiaries reasonably could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material tax imposed pursuant to Section 4975 or 4976 of the Code; and (viii) there are no pending, threatened or, to the knowledge of the Company, anticipated claims (other than claims for benefits in accordance with the terms of the Company Benefit Plans) by, on behalf of or against any of the Company Benefit Plans or any trusts related thereto which could reasonably be expected to result in any liability of the Company or any of its Subsidiaries except in the case of clauses (i), (vi) and (viii) as would not have, individually or in the aggregate, a Company Material Adverse Effect. “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

     (d) Neither the Company nor any of its Subsidiaries has, at any time during the last six years, contributed to or been obligated to contribute to any Multiemployer Plan other than as set forth on Section 3.10(d) of the Company Disclosure Letter.

     (e) The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee, consultant, officer or director of the Company or any of its Subsidiaries to severance pay, unemployment compensation or any other payment, except as expressly provided in Section 2.3 hereto, (ii) result in any payment becoming due, accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee, consultant, officer or director, except as expressly provided in Section 2.3 hereof, (iii) result in any forgiveness of indebtedness, trigger any funding obligation under any Company Benefit Plan or impose any restrictions or limitations on the Company’s rights to administer, amend or terminate any Company Benefit Plan, or (iv) result in any payment that could reasonably be construed, individually or in combination with any other such payment, to constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code), in each case except as set forth in Section 3.10(e) of the Company Disclosure Letter. Except as set forth in the Executive Agreements listed in Section 3.10(e) of the Company Disclosure Letter, no person is entitled to receive any additional payment (including, without limitation, any tax gross up or other payment) from the Company or any of its Subsidiaries or any other person as a result of the imposition of the excise tax required by Section 4999(a) of the Code.

     (f) Each “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) of the Company has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code, the proposed regulations thereunder, IRS Notice 2005-1, Notice 2005-91, Notice 2006-33, Notice 2006-79 and Notice 2006-100. Each Stock Option has been granted with an exercise price no lower than “fair market value” (within the meaning of Section 409A and 422 of the Code) as of the grant date of such option.

     Section 3.11 Absence of Certain Changes or Events. Since June 30, 2006 through the date of this Agreement, (a) except as otherwise expressly contemplated or required by this Agreement, the businesses of the Company and its Subsidiaries have been conducted, in all material respects, in the ordinary course of business consistent with past practice and there have not been any facts, circumstances, events, changes, effects or occurrences that have had or would have, individually or in the aggregate, a Company Material Adverse Effect and (b) neither the Company nor any of its Subsidiaries has taken or agreed to take any action that would be prohibited by clauses (v), (vi), (vii), (xi), (xvi) or (xvii) of Section 5.1(b) .

     Section 3.12 Investigations; Litigation. As of the date hereof, there are no (a) investigations or proceedings pending (or, to the knowledge of the Company, threatened) by any Governmental Entity with respect to the Company or any of its Subsidiaries or (b) actions, suits or proceedings pending (or, to the knowledge of the Company, threatened) against or affecting the Company or any of its Subsidiaries, or any of their respective properties at law or in equity before, to the Company’s knowledge, and there are no orders, judgments or decrees of any Governmental Entity against the Company or any of its Subsidiaries, in each case of clause (a) or (b), which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

     Section 3.13 Proxy Statement; Other Information. The proxy statement (including the letter to stockholders, notice of meeting and form of proxy, the “Proxy Statement”) to be filed by the Company with the SEC in connection with seeking the adoption of this Agreement by the stockholders of the Company will not, at the time it is filed with the SEC, or at the time it is first mailed to the stockholders of the Company or at the time of the Company Meeting, and at the time of any amendments or supplements thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Company will cause the Proxy Statement to comply as to form in all material respects with the requirements of the Exchange Act applicable thereto as of the date of such filing. No representation is made by the Company with respect to statements made in the Proxy Statement based on information supplied, or required to be supplied, by Parent, Merger Sub or any of their affiliates specifically for inclusion or incorporation by reference therein.

     Section 3.14 Rights Plan. The Board of Directors of the Company has resolved to, and the Company after the execution of this Agreement will, take all action necessary to render the Rights inapplicable to the Merger and the execution and operation of this Agreement. Neither the execution and delivery of this Agreement nor the consummation of the Merger and any of the transactions contemplated hereby will result in the occurrence of a Distribution Date, as defined in the Rights Agreement, or otherwise cause the Rights to become exercisable by the holders thereof.

     Section 3.15 Tax Matters. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect:

     (a) the Company and each of its Subsidiaries have prepared and duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate in all respects;

     (b) the Company and each of its Subsidiaries have duly and timely paid all Taxes that are required to be paid by any of them (whether or not shown as due on such Tax Return);

     (c) there are not pending, outstanding or threatened in writing, any audits, examinations, investigations or other proceedings in respect of Taxes of the Company or any of its Subsidiaries;

     (d) no deficiency with respect to Taxes has been proposed, asserted or assessed in each case, in writing, against the Company or any of its Subsidiaries;

     (e) there are no requests for rulings or determinations in respect of any material Taxes or material Tax Returns pending between the Company or any of its Subsidiaries on the one hand and any authority responsible for such Taxes or Tax Returns on the other;

     (f) the Company and each of its Subsidiaries has timely withheld and paid all Taxes required to be withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor, shareholder or other third party and is in compliance with all applicable rules and regulations regarding the solicitation, collection and maintenance of any forms, certifications and other information required in connection therewith;

     (g) neither the Company nor any of its Subsidiaries has any liability as a result of being a party to any Tax sharing, Tax indemnity or other agreement or arrangement relating to Taxes (other than an agreement or arrangement solely among members of an affiliated, consolidated or unitary group the common parent of which is the Company or which includes only the Company and/or its Subsidiaries);

     (h) neither the Company nor any of its Subsidiaries has any liability for Taxes as a result of having been a member of any affiliated group within the meaning of Section 1504(a) of the Code, or any similar affiliated or consolidated group for Tax purposes under state, local or foreign law (other than a group the common parent of which is the Company or which includes only the Company and/or its Subsidiaries), or has any liability for the Taxes of any person (other than the Company and its Subsidiaries) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign law, or as a transferee or successor, or otherwise;

     (i) neither the Company nor any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution that was purported or intended to be governed by Section 355 of the Code within the two-year period ending on the date hereof; and

     (j) neither the Company nor any of its Subsidiaries has entered into any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

     As used in this Agreement, (i) “Taxes” means any and all domestic or foreign, federal, state, local or other taxes, charges, fees, imposts, levies or other assessments of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including taxes on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers’ compensation or net worth, and taxes in the nature of excise, withholding, ad valorem or value added and (ii) “Tax Return” means any return, report or similar filing (including the attached schedules, supplements and additional or supporting material) filed or required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes (and including any amendments with respect thereto). It is agreed and understood that no representation or warranty is made in respect of Tax matters in any Section of this Agreement other than this Section 3.15.

     Section 3.16 Labor Matters. Except for such matters which would not have, individually or in the aggregate, a Company Material Adverse Effect, (a) as of the date hereof, (i) there are no strikes or lockouts with respect to any employees of the Company or any of its Subsidiaries (“Employees”), (ii) to the knowledge of the Company, there is no union organizing effort pending or threatened against the Company or any of its Subsidiaries, (iii) there is no unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, and (iv) there is no slowdown, or work stoppage in effect or, to the knowledge of the Company, threatened with respect to Employees, (b) the Company and its Subsidiaries are in compliance with all applicable Laws respecting (i) employment and employment practices, (ii) terms and conditions of employment and wages and hours and (iii) unfair labor practices and (c) neither the Company nor any of its Subsidiaries has any liabilities under the Worker Adjustment and Retraining Act of 1998 (the “WARN Act”) as a result of any action taken by the Company (other than at the written direction of Parent or as a result of any of the transactions contemplated hereby). Except for such matters which would not have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has received written notice during the past two years of the intent of any Governmental Entity responsible for the enforcement of labor, employment, occupational health and safety or workplace safety and insurance/workers compensation laws to conduct an investigation of the Company or any of its Subsidiaries and, to the knowledge of the Company, no such investigation is in progress. It is agreed and understood that no representation or warranty is made in respect of labor matters in any Section of this Agreement other than Section 3.10 and this Section 3.16.

     Section 3.17 Intellectual Property. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, either the Company or a Subsidiary of the Company owns, or is licensed or otherwise possesses legally enforceable rights to use, all material trademarks, trade names, service marks, service names, mark registrations, logos, assumed names, registered and unregistered copyrights, patents or applications and registrations used in their respective businesses as currently conducted (collectively, the “Intellectual Property”). Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (a) there are no pending or, to the knowledge of the Company, threatened claims by any person alleging infringement by the Company or any of its Subsidiaries for their use of the Intellectual Property of the Company or any of its Subsidiaries (b) to the knowledge of the Company, the conduct of the business of the Company and its Subsidiaries does not infringe any intellectual property rights of any person, (c) neither the Company nor any of its Subsidiaries has made any claim of a violation or infringement by others of its rights to or in connection with the Intellectual Property of the Company or any of its Subsidiaries and (iv) to the knowledge of the

Company, no person is infringing any Intellectual Property of the Company or any of its Subsidiaries.

     Section 3.18 Property. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, the Company or a Subsidiary of the Company owns and has good and indefeasible title to all of its owned real property and good title to all its personal property and has valid leasehold interests in all of its leased properties free and clear of all Liens (except for Permitted Liens, and except for title exceptions, defects, liens, charges, restrictions, encumbrances, restrictive covenants and other matters, whether or not of record, which in the aggregate do not materially affect the continued use of the property for the purposes for which the property is currently being used (assuming the timely discharge of all obligations owing under or related to the owned real property, the personal property and the leased property) by the Company or a Subsidiary of the Company), sufficient to conduct their respective businesses as currently conducted. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, all leases under which the Company or any of its Subsidiaries leases any real or personal property are valid and effective against the Company or any of its Subsidiaries and there is not, under any of such leases, any existing default by the Company or any of its Subsidiaries, to the Company’s Knowledge, the counterparties thereto, or, to the Company’s knowledge, any event, fact or circumstance which, with notice or lapse of time or both, would become a default by the Company or any of its Subsidiaries or, to the Company’s knowledge, the counterparties thereto.

     Section 3.19 Opinion of Financial Advisors. The Special Committee has received the oral opinion, to be confirmed in writing, of Citigroup Global Markets Inc. (“Citigroup”) to the effect that, as of the date of this Agreement and based upon and subject to the factors and assumptions set forth in such opinion, the Merger Consideration to be received by holders of Common Stock is fair, from a financial point of view, to such holders; and the Board of Directors of the Company has received the oral opinion, to be confirmed in writing, of UBS Securities LLC (“UBS”), to the effect that, as of the date of this Agreement, and based upon and subject to the factors and assumptions set forth in such opinion, the Merger Consideration is fair to the holders of Common Stock from a financial point of view.

     Section 3.20 Required Vote of the Company Stockholders. The affirmative vote of the holders of a majority of the outstanding shares of Common Stock is the only vote or consent of holders of securities of the Company which is required to approve this Agreement and the Merger (the “Company Stockholder Approval”).

     Section 3.21 Contracts.

     (a) Except as set forth in Section 3.21 of the Company Disclosure Letter or as filed with the SEC, as of the date hereof neither the Company nor any of its Subsidiaries is a party to or bound by, as of the date hereof, any Contract (whether written or oral) (i) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to the Company; (ii) which constitutes a contract or commitment relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset) in excess of $1,000,000; (iii) which is a customer or supply agreement providing for the receipt or expenditure of more than $300,000 on an annual basis; or (iv) which contains any provision that prior to or following the Effective Time would materially restrict or alter the conduct of business of, or purport to materially restrict or alter the conduct of business of, whether or not binding on, Parent or any Affiliate of the Parent (other than the Company, any of its Subsidiaries or any director, officer or employee of any of the Company or any of its Subsidiaries) (all contracts of the type described in this Section 3.20(a) (other than clause (iv)) being referred to herein as “Company Specified Contracts”).

     (b) Neither the Company nor any Subsidiary of the Company is in breach of or default under the terms of any Company Specified Contract where such breach or default would have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, no party to any Company Specified Contract is in breach of or default under the terms of any Company Specified Contract where such breach or default would have, individually or in the aggregate, a Company Material Adverse Effect. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, each Company Specified Contract is a valid and binding obligation of the Company or the Subsidiary of the Company which is party thereto and, to the knowledge of the Company, of each other party thereto, and is in full force and effect, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

     Section 3.22 Finders or Brokers. Except for UBS and Citigroup, neither the Company nor any of its Subsidiaries has engaged any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Merger or the other transactions contemplated thereby.

     Section 3.23 Interested Party Transactions. Except for employment Contracts filed or incorporated by reference as an exhibit to a Company SEC Document filed prior to the date hereof or Company Benefit Plans, Section 3.23 of the Company Disclosure Letter sets forth a correct and complete list of the contracts or arrangements that are in existence as of the date of this Agreement under which the Company has any existing or future liabilities between the Company or any of its Subsidiaries, on the one hand, and, on the other hand, any (A) present officer or director of either the Company or any of its Subsidiaries or any person that has served as such an officer or director within the past two years or any of such officer’s or director’s immediate family members, (B) record or beneficial owner of more than 5% of the Shares as of the date hereof, or (C) to the knowledge of the Company, any Affiliate of any such officer, director or owner (other than the Company or any of its Subsidiaries) (each, an “Affiliate Transaction”). The Company has provided to Parent correct and complete copies of each Contract or other relevant documentation (including any amendments or modifications thereto) providing for each Affiliate Transaction.

     Section 3.24 Insurance. The Company and its Subsidiaries maintain, or are entitled to the benefits of, insurance covering their properties, operations, personnel and businesses that are customary for businesses of their type. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, none of the Company or its

Subsidiaries has received notice from any insurer or agent of such insurer that substantial capital improvements or other expenditures will have to be made in order to continue such insurance, and all such insurance is outstanding and duly in force.

     Section 3.25 Customers and Suppliers. As of the date hereof, neither the Company nor any of its Subsidiaries has received any notice or has any reason to believe that any significant customer or distributor of the Company or any of its Subsidiaries has materially reduced or will materially reduce, the use of products or services of the Company or any of its Subsidiaries, either as a result of this Agreement, the Merger or the transactions contemplated hereby and thereby or otherwise. To the Company’s knowledge, as of the date hereof there is no dispute with a material customer that would reasonably be expected to jeopardize the Company’s relationship with that material customer. From June 30, 2006 through the date hereof, there has not been any change in the terms and conditions of sale of raw materials, supplies or other products or services supplied to the Company by its significant suppliers, and neither the Company nor any of its Subsidiaries has knowledge that there will be such a change (other than general and customary price increases), including as a result of this Agreement, the Merger and the transactions contemplated hereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

     Except as disclosed in the disclosure schedule delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Letter”), Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

     Section 4.1 Qualification, Organization, Subsidiaries, etc. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, prevent or materially delay the Closing or prevent or materially delay or materially impair the ability of Parent or Merger Sub to satisfy the conditions precedent to the Merger, to obtain financing for the Merger or to consummate the Merger and the other transactions contemplated by this Agreement (a “Parent Material Adverse Effect”). Parent has made available to the Company prior to the date of this Agreement a true and complete copy of the certificates of incorporation and by-laws or other equivalent organizational documents of Parent and Merger Sub, each as amended through the date hereof.

     Section 4.2 Corporate Authority Relative to This Agreement; No Violation.

     (a) Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Boards of Directors of Parent and Merger Sub and by Parent, as the sole stockholder of Merger Sub, and, except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the valid and binding agreement of the Company, this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms.

     (b) The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation of the Merger by Parent and Merger Sub do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Entity, other than (i) the filing of the Certificate of Merger, (ii) compliance with the applicable requirements of the HSR Act, (iii) compliance with the applicable requirements of the Exchange Act, (iv) compliance with any applicable state securities or blue sky laws, and (v) the other consents and/or notices set forth on Section 4.2(b) of the Parent Disclosure Letter (collectively, clauses (i) through (v), the “Parent Approvals”), and other than any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, have a Parent Material Adverse Effect.

     (c) The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby do not and will not (i) contravene or conflict with the organizational or governing documents of Parent or any of its Subsidiaries, (ii) assuming compliance with the matters referenced in Section 4.2(b) and receipt of the Parent Approvals, contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, or (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon Parent or any of its Subsidiaries or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Parent or any of its Subsidiaries, other than, in the case of clauses (ii) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not have, individually or in the aggregate, a Parent Material Adverse Effect.

     Section 4.3 Investigations; Litigation. There is no investigation or review pending (or, to the knowledge of Parent, threatened) by any Governmental Entity with respect to Parent or any of its Subsidiaries which would have, individually or in the aggregate, a Parent Material Adverse Effect, and there are no actions, suits, inquiries, investigations or proceedings pending (or, to Parent’s knowledge, threatened) against or affecting Parent or its Subsidiaries, or any of their respective properties at law or in equity before, and there are no orders, judgments or decrees of, or before, any Governmental Entity, in each case which would have, individually or in the aggregate, a Parent Material Adverse Effect.

     Section 4.4 Proxy Statement; Other Information. None of the information provided by Parent or its Subsidiaries to be included in the Proxy Statement will, at the time it is filed with the SEC, or at the time it is first mailed to the stockholders of the Company or at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     Section 4.5 Financing. Attached as Annex I are true, accurate and complete copies, as of the date hereof, of (a) a fully executed equity commitment letter pursuant to which the Guarantor has committed to provide or cause to be provided the cash amounts set forth therein to provide equity financing to Parent and/or Merger Sub (the “Equity Commitment Letter”), and (b) a fully executed debt commitment letter and related term sheets Bank of America, N.A., Merrill Lynch Capital Corporation, General Electric Capital Corporation, Banc of America Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and GE Capital Markets, Inc. (the “Debt Commitment Letter” and together with the Equity Commitment Letter, the “Financing Commitments”), pursuant to which, and subject to the terms and conditions thereof, certain lenders have committed to provide Parent or Merger Sub with loans in the amounts described therein, the proceeds of which may be used to consummate the Merger and the other transactions contemplated hereby (the “Debt Financing” and together with the equity financing pursuant to the Equity Commitment Letter, the “Financing”). Each of the Financing Commitments, in the form so delivered, is a legal, valid and binding obligation of Parent and Merger Sub and, to the knowledge of Parent, of the parties thereto. The Financing Commitments are in full force and effect and have not been withdrawn or terminated or otherwise amended or modified in any respect. Neither Parent nor Merger Sub is in breach of any of the terms or conditions set forth therein and to the knowledge of Parent no event has occurred which, with or without notice, lapse of time or both, could reasonably be expected to constitute a breach or failure to satisfy a condition precedent set forth therein. Parent or Merger Sub has paid any and all commitment or other fees required by the Financing Commitments that are due as of the date hereof, and will pay, after the date hereof, all such commitments and fees as they become due. The proceeds from the Financing constitute all of the financing required for the consummation of the transactions contemplated hereby, and are sufficient for the satisfaction of all of Parent’s and Merger Sub’s obligations under this Agreement, including the payment of the Merger Consideration and the Option and Stock-Based Consideration (and any fees and expenses of or payable by Parent, Merger Sub or the Surviving Corporation). The Financing Commitments contain all of the conditions precedent to the obligations of the parties thereunder to make the Financing available to Parent on the terms therein, and neither Parent nor Merger Sub has knowledge of facts or circumstances that would cause any conditions precedent to the Equity Commitment Letter or the Debt Commitment Letter not to be satisfied on a timely basis. Notwithstanding anything in this Agreement to the contrary, the Debt Commitment Letters may be superseded at the option of Parent or Merger Sub after the date of this Agreement but prior to the Effective Time by the New Financing Commitments in accordance with Section 5.11. In such event, the term “Financing Commitment” as used herein shall be deemed to include the New Financing Commitments to the extent then in effect.

     Section 4.6 Guarantee. Concurrently with the execution of this Agreement, Carlyle Partners IV, L.P. (the “Guarantor”) has delivered to the Company a guarantee addressed to the Company in the form attached as Annex II to this Agreement, guaranteeing certain obligations of Parent and Merger Sub, respectively, under this Agreement (the “Guarantee”). The Guarantee constitutes the legal, valid and binding obligation of the Guarantor, enforceable in accordance with its terms.

     Section 4.7 Capitalization of Merger Sub. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect subsidiary of Parent. Merger Sub has outstanding no option, warrant, right, or any other agreement pursuant to which any person other than Parent may acquire any equity security of Merger Sub. Merger Sub has not conducted any business prior to the date hereof and has, and prior to the Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

     Section 4.8 No Vote of Parent Stockholders. No vote of the stockholders of Parent or the holders of any other securities of Parent (equity or otherwise) is required by any applicable Law, the certificate of incorporation or by-laws or other equivalent organizational documents of Parent or the applicable rules of any exchange on which securities of Parent are traded, in order for Parent to consummate the transactions contemplated hereby.

     Section 4.9 Finders or Brokers. Except for Merrill Lynch & Co., Inc. and Banc of America Securities LLC, neither Parent nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Merger.

     Section 4.10 No Additional Representations. Parent acknowledges that neither the Company nor any person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company furnished or made available to Parent and its Representatives except as expressly set forth in Article III (which includes the Company Disclosure Letter and the Company SEC Documents), and neither the Company, its directors, officers, employees, agents or other representatives, nor any other person shall be subject to any liability to Parent or any other person resulting from the Company’s making available to Parent or Parent’s use of such information, including the presentation materials delivered to Parent, as subsequently updated, supplemented or amended (the “Information Memorandum”), or any information, documents or material made available to Parent in the due diligence materials provided to Parent, including in the data room, other management presentations (formal or informal) or in any other form in connection with the transactions contemplated by this Agreement. Without limiting the foregoing, the Company makes no representation or warranty to Parent with respect to (i) the information set forth in the Information Memorandum or (ii) any financial projection or forecast relating to the Company or any of its Subsidiaries, whether or not included in the Information Memorandum or any management presentation.

     Section 4.11 Certain Arrangements. As of the date of this Agreement, there are no contracts, undertakings, commitments, agreements, obligations or understandings, whether written or oral, between Parent or Merger Sub or any of their affiliates, on the one hand, and any member of the Company’s management or the Board of Directors, on the other hand, relating in any way to the Company, the transactions contemplated by this Agreement or to the operations of the Company after the Effective Time.

ARTICLE V

COVENANTS AND AGREEMENTS

     Section 5.1 Conduct of Business by the Company and Parent.

     (a) From and after the date hereof and prior to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1 (the “Termination Date”), and except (i) as may be required by applicable Law, (ii) as may be agreed in writing by Parent, with the prior written consent of Parent, (iii) as expressly contemplated, required or permitted by this Agreement or (iv) as set forth in Section 5.1 of the Company Disclosure Letter, the Company shall and shall cause each of its Subsidiaries to (x) conduct its business in the ordinary course consistent with past practice and (y) use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships and to retain the services of its key officers and key employees; provided, however, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.1(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision.

     (b) Between the date hereof and the Effective Time, except as set forth in Section 5.1 of the Company Disclosure Letter or expressly contemplated or expressly permitted by this Agreement, without the prior written consent of Parent, the Company:

        (i) shall not make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire or encumber, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock, except in connection with cashless exercises or similar transactions pursuant to the exercise of stock options or other awards issued and outstanding as of the date hereof under the Company Stock Plans or permitted hereunder to be granted after the date hereof; provided that the Company may continue to pay regular quarterly cash dividends on the Common Stock consistent with past practice (not to exceed $0.05 per share per quarter) and this Section 5.1(b)(i) shall not apply to dividends or distributions paid in cash by Subsidiaries to the Company or to other Subsidiaries in the ordinary course of business consistent with past practice;

        (ii) shall not, and shall not permit any of its Subsidiaries to, adjust, split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for any such transaction by a wholly owned Subsidiary of the Company which remains a wholly owned Subsidiary after consummation of such transaction;

     (iii) shall not, and shall not permit any of its Subsidiaries to, make any material change (or file any such change) in any method of Tax accounting or make any material change in any Tax election (except, in each case, as in the ordinary course of business or as is consistent with past practice); settle or compromise any material Tax liability for an amount materially in excess of the amount reserved therefor on the financial statements included in the Company SEC Documents, or enter into any closing agreement relating to Taxes for an amount materially in excess of the amount reserved therefor on the financial statements included in the Company SEC Documents;

     (iv) except as required by existing written agreements or Company Benefit Plans, or as otherwise required by applicable Law, shall not, and shall not permit any of its Subsidiaries to (A) increase the compensation or other benefits payable or provided to the Company’s directors or executive officers except for increases to executive officers in the ordinary course of business consistent with past practice that become effective no earlier than July 1, 2007 and only in the event the Effective Time does not occur prior to such date, (B) enter into any employment, change in control, severance or retention agreement with any employee of the Company or (C) establish, adopt, enter into or amend any collective bargaining agreement, or Company Benefit Plan, except to the extent required to comply with Section 409A of the Code or as may be immaterial;

     (v) shall not, and shall not permit any of its Subsidiaries to, enter into or make any loans to any of its officers, directors, employees, agents or consultants (other than loans or advances in the ordinary course of business consistent with past practice, including without limitation stock loans made under the Company’s Stock/Loan Plan to the extent approved for fiscal 2007 on June 26, 2006 by the Compensation Committee and the Board of Directors of the Company) or make any change in its existing borrowing or lending arrangements for or on behalf of any of such persons, except as required by the terms of any Company Benefit Plan;

     (vi) shall not, and shall not permit any of its Subsidiaries to, materially change financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP, SEC rule or policy or applicable Law;

     (vii) shall not, and shall not permit any of its material Subsidiaries to, amend or waive any provision of its certificate of incorporation or by-laws or similar applicable charter documents or in the case of the Company, enter into any agreement with any of its stockholders in their capacity as such;

     (viii) except for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, shall not, and shall not permit any of its Subsidiaries to, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of its capital stock or other ownership interest in the Company or any Subsidiaries or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest or convertible or exchangeable securities or take any action to cause to be exercisable any otherwise unexercisable Company

Stock Option under any existing Company Stock Option Plan (except as otherwise provided by the terms of this Agreement or the express terms of any unexercisable options outstanding on the date hereof), other than (A) issuances of shares of Common Stock in respect of any exercise of Company Stock Options and settlement of any Performance Shares outstanding on the date hereof or as may be granted after the date hereof as permitted under this Section 5.1(b), (B) the grant of equity compensation awards in the ordinary course of business consistent with past practice under the Company’s 2004 Amended and Restated Equity Incentive Compensation Plan in accordance with the Long-Term Incentive Compensation Program and Regular Stock/Loan and Restricted Stock Grant Program approved for fiscal 2007 on June 26, 2006 by the Compensation Committee and the Board of Directors of the Company, and (C) the acquisition of shares of Common Stock from a holder of a Company Stock Option, Restricted Shares or Performance Shares in satisfaction of withholding obligations or in payment of the exercise price;

     (ix) except for transactions in the ordinary course of business consistent with past practice, among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, shall not, and shall not permit any of its material Subsidiaries to, directly or indirectly, purchase, redeem or otherwise acquire any shares of its capital stock or any rights, warrants or options to acquire any such shares;

     (x) shall not, and shall not permit any of its Subsidiaries to, incur, assume, guarantee, prepay or otherwise become liable for any indebtedness for borrowed money (directly, contingently or otherwise), other than in the ordinary course of business consistent with past practice and except for (A) any indebtedness for borrowed money among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries and (B) indebtedness for borrowed money incurred pursuant to agreements in effect prior to the execution of this Agreement not to exceed $10 million in aggregate principal amount outstanding at any time incurred by the Company or any of its Subsidiaries; provided that no such indebtedness shall contain covenants that materially restrict the Merger or that are materially inconsistent with the Financing Commitments in effect as of the date hereof;

     (xi) except for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, shall not sell, lease, license, transfer, exchange or swap, mortgage or otherwise encumber (including securitizations), or subject to any Lien (other than Permitted Liens) or otherwise dispose of any material portion of its material properties or assets (excluding sales of finished goods inventories in the ordinary course of business), including the capital stock of Subsidiaries;

     (xii) shall not, and shall not permit any of its Subsidiaries to, modify, amend, terminate or waive any rights under any Company Specified Contract in any material respect in a manner which is adverse to the Company other than in the ordinary course of business or enter into any Company Specified Contract other than in the ordinary course of business and other than in response to an unexpected disruption in supply;

     (xiii) shall not make any capital expenditures having an aggregate value in excess of (i) with respect to the Company’s fiscal year ending June 30, 2007, together with the amount of capital expenditures made by the Company through the date hereof, $42 million and (ii) with respect to the Company’s fiscal quarter ending September 30, 2007, $10 million;

        (xiv) shall not make any investment in excess of $500,000 in the aggregate, whether by purchase of stock or securities, contributions to capital, property transfers, or entering into binding agreements with respect to any such investment or acquisition;

        (xv) shall not make any acquisition of another Person or business in excess of $500,000 in the aggregate, whether by purchase of stock or securities, contributions to capital, property transfers, or entering into binding agreements with respect to any such investment or acquisition;

        (xvi) shall not waive, release, assign, settle or compromise any claim, action or proceeding, other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages not in excess of $500,000 in the aggregate (excluding amounts to be paid under existing insurance policies) or otherwise pay, discharge or satisfy any claims, liabilities or obligations in excess of such amount, in each case, other than in the ordinary course consistent with past practice;

        (xvii) shall not adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

        (xviii) shall not take any material action with respect to any affiliate of the Company (other than any wholly owned Subsidiaries of the Company) that is outside the ordinary course of business consistent with past practice;

        (xix) shall not agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section 5.1(b); and

        (xx) shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions.

     (c) Parent agrees with the Company, on behalf of itself and its Subsidiaries and affiliates, that, between the date hereof and the Effective Time, Parent shall not, and shall not permit any of its Subsidiaries or affiliates to, take or agree to take any action (including entering into agreements with respect to any acquisitions, mergers, consolidations or business combinations) which would reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect.

     Section 5.2 Access.

     (a) Subject to compliance with applicable Laws, the Company shall (i) provide to Parent and to its officers, employees, accountants, consultants, legal counsel, financial advisors and agents and other representatives (collectively, “Parent Representatives”) reasonable access during normal business hours, throughout the period prior to the earlier of the Effective Time and the Termination Date, to the Company’s and its Subsidiaries’ properties, contracts, commitments, books and records and (ii) furnish to Parent and its Parent Representatives such financial and operating data and other information as such Parent Representatives may reasonably request (including, but not limited to, furnishing to Parent the financial results of the Company in advance of any filing by the Company with the SEC containing such financial results) and (iii) instruct the employees, counsel, financial advisors, auditors and other authorized representatives (other than directors who are not employees) of the Company and its Subsidiaries to cooperate reasonably with Parent in its investigation of the Company and its Subsidiaries. The foregoing notwithstanding, the Company shall not be required to afford such access if it would unreasonably disrupt the operations of the Company or any of its Subsidiaries, would cause a violation of any agreement to which the Company or any of its Subsidiaries is a party, would cause a risk of a loss of privilege or trade secret protection to the Company or any of its Subsidiaries or would constitute a violation of any applicable Law, nor shall Parent or any of its Parent Representatives be permitted to perform any onsite procedure with respect to any property of the Company or any of its Subsidiaries.

     (b) Parent hereby agrees that all information provided to it or its Parent Representatives in connection with this Agreement and the consummation of the transactions contemplated hereby shall be deemed to be Evaluation Material, as such term is used in, and shall be treated in accordance with, the confidentiality agreement, dated as of October 11, 2006, between the Company and Parent (the “Confidentiality Agreement”); provided, that Parent shall be entitled to share such Evaluation Material with prospective co-investors or limited partners of the members of Parent; provided further, however, that any prospective co-investors or limited partners of the members of Parent to whom Parent provides Evaluation Material shall, prior to receiving such Evaluation Material, agree in writing to be bound by the confidentiality provisions of the Confidentiality Agreement or shall execute their own confidentiality agreements in identical or substantially identical form with the Company.

     Section 5.3 No Solicitation.

     (a) Subject to the provisions of this Section 5.3 set forth below, the Company agrees that neither it nor any of its Subsidiaries shall, and that it shall direct its and their respective officers, directors, employees, agents and representatives, including any investment banker, attorney or accountant retained by it or any of its Subsidiaries (“Representative”) not to, directly or indirectly, (i) solicit, initiate, knowingly encourage (including by providing information) or facilitate any inquiries, proposals or offers with respect to, or the making or completion of, any Alternative Proposal, (ii) engage or participate in any negotiations regarding, or provide or cause to be provided any non-public information or data relating to the Company or any of its Subsidiaries in connection with, or have any discussions with any Person relating to, an actual or proposed Alternative Proposal, or otherwise knowingly encourage or facilitate any effort or attempt to make or implement an Alternative Proposal, (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Alternative Proposal, (iv) approve, endorse or recommend, or publicly announce an intention to approve, endorse or recommend, or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement relating to any Alternative Proposal, (v) amend, terminate, waive or fail to enforce, or grant any consent under, any confidentiality, standstill or similar agreement (provided, that the Company shall be permitted to waive any such agreement to permit the counterparty thereto to make a non-public offer or proposal to the Board of Directors (or Special Committee) of the Company with respect to an Alternative Proposal (except that references in the definition thereof to “20%” shall be deemed to be references to “50%” for purposes of this proviso)). Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by any Subsidiary of the Company or

Representatives of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 5.3 by the Company.

     (b) The Company shall, shall cause each of its Subsidiaries to, and shall direct each of its Representatives to, immediately cease any existing solicitations, discussions or negotiations with any Person (other than the parties hereto) that has made or indicated an intention to make an Alternative Proposal.

     (c) Notwithstanding anything to the contrary in Section 5.3(a) or (b), the Company may, in response to an unsolicited Alternative Proposal which did not result from or arise in connection with a breach of Section 5.3(a) and which the Board of Directors of the Company (acting through its Special Committee) determines, in good faith, after consultation with its outside counsel and financial advisors, may reasonably be expected to lead to a Superior Proposal, (i) furnish non-public information with respect to the Company and its Subsidiaries to the Person making such Alternative Proposal and its Representatives pursuant to a customary confidentiality agreement no less restrictive of and no more favorable to the other party than the Confidentiality Agreement; and (ii) participate in discussions or negotiations with such Person and its Representatives regarding such Alternative Proposal; provided, however, (i) that Parent shall be entitled to promptly receive an executed copy of such confidentiality agreement and (ii) that the Company shall promptly provide or make available to Parent any material non-public information concerning the Company or any of its Subsidiaries that is provided to the Person making such Alternative Proposal or its Representatives which was not previously provided or made available to Parent.

     (d) Neither the Board of Directors of the Company nor any committee thereof shall withdraw or modify the Recommendation in a manner adverse to Parent or Merger Sub, or publicly propose to do so, or approve or recommend or publicly propose to approve or recommend, any Alternative Proposal. Notwithstanding the foregoing or any other provision of this Agreement, if, prior to receipt of the Company Stockholder Approval, the Board of Directors of the Company or the Special Committee determines in good faith, after consultation with outside counsel, that failure to so withdraw, qualify or modify its Recommendation would be inconsistent with the Board of Directors of the Company’s or the Special Committee’s exercise of its fiduciary duties, the Board of Directors of the Company or any committee thereof may withdraw, qualify or modify its Recommendation (a “Change of Recommendation”); provided, however, that if such Change of Recommendation is the result of a Superior Proposal, the Company shall have first provided prior written notice to Parent that it is prepared to effect a Change of Recommendation in response to a Superior Proposal, which notice shall describe in reasonable detail and include any draft agreements pertaining to such Superior Proposal, and such Change of Recommendation can only be made if Parent has not made, within three Business Days of receipt of such notice, a proposal that the Board of Directors or any committee thereof determines is at least as favorable to the stockholders of the Company as such Superior Proposal.

     (e) The Company promptly (and in any event within 48 hours) shall advise Parent orally and in writing of (i) any Alternative Proposal or indication or inquiry with respect to or that would reasonably be expected to lead to any Alternative Proposal, (ii) any request for non-public information relating to the Company or its Subsidiaries, other than requests for information not reasonably expected to be related to an Alternative Proposal, and (iii) any inquiry or request for discussion or negotiation regarding an Alternative Proposal, including in each case the identity of the person making any such Alternative Proposal or indication or inquiry and the material terms of any such Alternative Proposal or indication or inquiry (including copies of any document or correspondence evidencing such Alternative Proposal or inquiry). The Company shall keep Parent reasonably informed on a reasonably current basis of any material change to the terms of any such Alternative Proposal or indication or inquiry.

     (f) Nothing contained in this Agreement shall prohibit the Company or its Board of Directors (or the Special Committee) from disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder.

     (g) As used in this Agreement, “Alternative Proposal” shall mean (i) any inquiry, proposal or offer from any Person or group of Persons other than Parent or one of its Subsidiaries for a merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation, or similar transaction involving the Company (or any Subsidiary or Subsidiaries of the Company whose business constitutes 20% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole), (ii) any proposal for the issuance by the Company of over 20% of its equity securities or (iii) any proposal or offer to acquire in any manner, directly or indirectly, over 20% of the equity securities or consolidated total assets of the Company and its Subsidiaries, in each case other than the Merger.

     (h) As used in this Agreement, “Superior Proposal” shall mean any Alternative Proposal (i) on terms which the Board of Directors of the Company (or the Special Committee) determines in good faith, after consultation with the Company’s outside legal counsel and financial advisors, to be more favorable to the holders of Company Common Stock than the Merger, taking into account all the terms and conditions of such proposal and this Agreement and (ii) that the Board of Directors (or Special Committee) believes is reasonably capable of being completed, taking into account all financial, regulatory, legal and other aspects of such proposal; provided, however, that for purposes of the definition of “Superior Proposal”, the references to “20%” in the definitions of Alternative Proposal shall be deemed to be references to “50%”.

     Section 5.4 Filings; Other Actions.

     (a) As promptly as reasonably practicable following the date of this Agreement, the Company shall prepare and file with the SEC the Proxy Statement, which shall, subject to Section 5.3, include the Recommendation and shall use its reasonable best efforts to respond to any comments by the SEC staff in respect of the Proxy Statement. Parent and Merger Sub shall provide to the Company such information as the Company may reasonably request for inclusion in the Proxy Statement. The Company shall use its reasonable best efforts to cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after the Proxy Statement is cleared by the SEC. The Company shall as promptly as practicable notify Parent of the receipt of any oral or written comments from the SEC relating to the Proxy Statement. The Company shall cooperate and provide Parent with a reasonable opportunity to review and comment on the draft of the Proxy Statement (including each amendment or supplement thereto). The Company shall provide Parent with copies of all filings made and correspondence with the SEC with respect to the Proxy Statement. If at any time prior to the Effective Time, any information should be discovered by any party hereto which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and, to the extent required by applicable Law, an appropriate amendment or supplement describing such information shall be promptly filed by the Company with the SEC and disseminated by the Company to the stockholders of the Company.

     (b) Subject to the other provisions of this Agreement, the Company shall (i) take all action necessary in accordance with the DGCL and its certificate of incorporation and by-laws to duly call, give notice of, convene and hold a meeting of its stockholders as promptly as reasonably practicable following the mailing of the Proxy Statement for the purpose of obtaining the Company Stockholder Approval (such meeting or any adjournment or postponement thereof, the “Company Meeting”), and (ii) subject to a Change of Recommendation in accordance with Section 5.3(d), use all reasonable best efforts to solicit from its stockholders proxies in favor of the approval of this Agreement, the Merger and the other transactions contemplated hereby. Notwithstanding anything in this Agreement to the contrary, unless this Agreement is terminated in accordance with Section 7.1 and subject to compliance with Section 7.3, the Company, regardless of whether the Board of Directors (whether or not acting through the Special Committee, if then in existence) has approved, endorsed or recommended an Alternative Proposal, or has withdrawn, modified or amended the Recommendation, will submit this Agreement to the stockholders of the Company at the Company Meeting for the purpose of adopting this Agreement.

     Section 5.5 Employee Matters.

     (a) From and after the Effective Time, the Company shall, and Parent shall cause the Company to, honor all Company Benefit Plans and compensation arrangements and agreements in accordance with their terms as in effect immediately before the Effective Time, provided that nothing in this Agreement shall prohibit the amendment or termination of any such Company Benefit Plans, arrangements and agreements in accordance with their terms and applicable Law. For a period of twelve (12) months following the Effective Time, Parent shall provide, or shall cause to be provided, to each current and former employee of the Company and its Subsidiaries other than such employees covered by collective bargaining agreements (“Company Employees”) compensation opportunities and benefits that are no less favorable, in the aggregate, to the compensation opportunities and benefits provided to Company Employees immediately before the Effective Time (excluding the value of equity based awards), it being understood that each element of compensation and benefits may be different from the individual elements of compensation and benefits provided to Company Employees prior to the Effective Time.

     (b) For all purposes (including purposes of vesting, eligibility to participate and level of benefits) under the employee benefit plans of Parent and its Subsidiaries providing benefits to any Company Employees after the Effective Time (the “New Plans”), each Company Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Company employee benefit plan in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time, provided that the foregoing shall not apply with respect to benefit accrual under any defined benefit pension plan or retiree medical benefit plan to the extent that its application would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans, unless such employee would not have been eligible to participate under comparable plans of the Company or its Subsidiaries immediately prior to the Effective Time and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, unless such conditions would not have been waived under the comparable plans of the Company or its Subsidiaries in which such employee participated immediately prior to the Effective Time and Parent shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Company Benefit Plan in which such Company Employee participated immediately before the consummation of the Merger (such plans, collectively, the “Old Plans”) ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

     (c) Parent hereby acknowledges that a “change of control” (or similar phrase) within the meaning of the Company Stock Plans (and award agreements thereunder) and the Company Benefit Plans, as applicable, including without limitation the change in control agreements, in each case listed on Section 5.5(c) of the Company Disclosure Letter will occur at or prior to the Effective Time, as applicable.

     (d) Nothing herein shall be deemed to be a guarantee of employment for any Employee, or to restrict the right of the Surviving Corporation to terminate any Employee. Notwithstanding the foregoing provisions of this Section 5.5, nothing contained herein, whether express or implied, (i) shall be treated as an amendment or other modification of any Company Benefit Plan, or (ii) shall limit the right of the Surviving Corporation or any of its Subsidiaries to amend, terminate or otherwise modify any Company Benefit Plan following the Closing Date. Parent, Merger Sub and the Company acknowledge and agree that all provisions contained in this Section 5.5 with respect to Employees are included for the sole benefit of Parent, Merger Sub and the Company, and that nothing herein, whether express or implied, shall create any third party beneficiary or other rights (i) in any other person, including, without limitation, any Employees, former Employees, any participant in any Company Benefit Plan, or any dependent or beneficiary thereof, or (ii) to continued employment with Parent, the Surviving Corporation, or any of their respective affiliates or continued participation in any Company Benefit Plan.

     Section 5.6 Efforts.

     (a) Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall, and the Company shall cause each of its Subsidiaries to, use all reasonable best efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents, clearances, approvals, and expirations or terminations of waiting periods, including the Specified Approvals and the Parent Approvals, from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval, clearance or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger and the other transactions contemplated by this Agreement and (iv) the execution and delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by this Agreement; provided, however, that in no event shall the Company or any of its Subsidiaries be required to pay prior to the Effective Time any fee, penalty or other consideration to any third party for any consent or approval required for the consummation of the transactions contemplated by this Agreement under any contract or agreement (other than de minimis amounts or if Parent and Merger Sub have provided adequate assurance of repayment). Neither party shall take any action that is intended or would reasonably be expected to, individually or in the aggregate, result in any of the conditions to the Merger set forth in Article VI not being satisfied or the satisfaction of those conditions being materially delayed.

     (b) Subject to the terms and conditions herein provided and without limiting the foregoing, the Company and Parent shall (i) promptly, but in no event later than fifteen (15) days after the date hereof, file any and all required Notification and Report Forms under the HSR Act with respect to the Merger and the other transactions contemplated by this Agreement and thereafter make any other required submission under the HSR Act as promptly as reasonably practicable, and use reasonable best efforts to cause the expiration or termination of any applicable waiting periods under the HSR Act, (ii) use reasonable best efforts to cooperate with each other in (x) determining whether any filings are required to be made with, or consents, permits, authorizations, waivers, clearances, approvals, and expirations or terminations of waiting periods are required to be obtained from, any third parties or Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of, the Merger and the transactions contemplated hereby and (y) timely making all such filings and timely seeking all such consents, permits, authorizations or approvals, (iii) supply to any Governmental Entity as promptly as practicable any additional information or documents that may be requested pursuant to any Law or by such Governmental Entity, and (iv) take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the Merger and the other transactions contemplated hereby, including taking all such further action as may be necessary to resolve such objections, if any, as the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice, state antitrust enforcement authorities or competition authorities of any other nation or other jurisdiction or any other person may assert under any Law with respect to the Merger and the other transactions contemplated hereby, and to avoid or eliminate each and every impediment under any Law that may be asserted by any Governmental Entity with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the End Date), including, without limitation, (x) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of any material assets or businesses of Parent or its Subsidiaries or controlled affiliates or of the Company or its Subsidiaries and (y) otherwise taking or committing to take any actions that after the Closing Date would limit the freedom of Parent or its Subsidiaries’ (including the Surviving Corporation’s) or controlled affiliates’ freedom of action with respect to, or its ability to retain, one or more of its or its Subsidiaries (including the Surviving Corporation’s) businesses, product lines or assets, in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding which would otherwise have the effect of preventing the Closing, materially delaying the Closing or delaying the Closing beyond the End Date; provided that neither the Company nor any of its Subsidiaries shall become subject to, or consent or agree to or otherwise take any action with respect to, any requirement, condition, understanding, agreement or order of a Governmental Entity to sell, to hold separate or otherwise dispose of, or to conduct, restrict, operate, invest or otherwise change the assets or business of the Company or any of its affiliates, unless such requirement, condition, understanding, agreement or order is binding on the Company only in the event that the Closing occurs.

     (c) Subject to applicable legal limitations and the instructions of any Governmental Entity, the Company and Parent shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated hereby, including to the extent permitted by Law promptly furnishing the other with copies of notices or other communications sent or received by the Company or Parent, as the case may be, or any of their respective Subsidiaries, to or from any third party and/or any Governmental Entity with respect to such transactions. The Company and Parent shall permit the other party to review in advance any proposed communication to any supervisory or Governmental Entity. Each of the Company and Parent agrees not to participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Entity in connection with the proposed transactions unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Entity, gives the other party the opportunity to attend and participate.

     (d) In furtherance and not in limitation of the covenants of the parties contained in this Section 5.6, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement, each of the Company and Parent shall cooperate in all respects with each other and shall use their respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger and the other transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.6 shall limit a party’s right to terminate this Agreement pursuant to Section 7.1(b) or 7.1(c) so long as such party has, prior to such termination, complied with its obligations under this Section 5.6.

     (e) It is agreed that this Section 5.6 shall not govern the obligations of the parties with respect to obtaining the Financing, which obligations are set forth in Section 5.11.

     Section 5.7 Takeover Statute. If any “fair price,” “moratorium,” “control share acquisition” or other form of antitakeover statute or regulation shall become applicable to the Merger or the other transactions contemplated hereby, each of the Company and Parent and the members of their respective Boards of Directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the Merger and the other transactions contemplated hereby.

     Section 5.8 Public Announcements. The Company and Parent will consult with and provide each other the opportunity to review and comment upon any press release or other public statement or comment prior to the issuance of such press release or other public statement or comment relating to this Agreement, the Merger or the other transactions contemplated herein and shall not issue any such press release or other public statement or comment prior to such consultation except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange. Parent and the Company agree to issue a joint press release announcing the execution of this Agreement.

    Section 5.9 Indemnification and Insurance.

     (a) Parent and Merger Sub agree that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors, officers or employees, as the case may be, of the Company or its Subsidiaries as provided in their respective certificates of incorporation or by-laws or other organization documents or in any agreement shall survive the Merger and shall continue in full force and effect. For a period of six (6) years from the Effective Time, Parent and the Surviving Corporation shall maintain in effect the exculpation, indemnification and advancement of expenses provisions of the Company’s and any Company Subsidiary’s certificates of incorporation and by-laws or similar organization documents as in effect immediately prior to the Effective Time or in any indemnification agreements of the Company or its Subsidiaries with any of their respective directors, officers or employees as in effect immediately prior to the Effective Time, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the Effective Time were current or former directors, officers or employees of the Company or any of its Subsidiaries; provided, however, that all rights to indemnification in respect of any Action pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim. From and after the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to honor, in accordance with their respective terms, each of the covenants contained in this Section 5.9 without limit as to time.

     (b) From and after the Effective Time each of Parent and the Surviving Corporation shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless (and advance funds in respect of each of the foregoing) each current and former director, officer or employee of the Company or any of its Subsidiaries (each, together with such person’s heirs, executors or administrators, an “Indemnified Party”) against any costs or expenses (including advancing reasonable attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by Law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (an “Action”), arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred whether before or after the Effective Time (including acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company); provided, however, that neither Parent nor the Surviving Corporation shall be liable for any settlement effected without either Parent’s or the Surviving Corporation’s prior written consent (which shall not be unreasonably withheld or delayed) and Parent and the Surviving Corporation shall not be obligated to pay the fees and expenses of more than one counsel (selected by a plurality of the applicable Indemnified Parties) for all Indemnified Parties in any jurisdiction with respect to any single such claim, action, suit, proceeding or investigation, unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest that would make such joint representation inappropriate. It shall be a condition to the advancement of any amounts to be paid in respect of legal and other fees and expenses that Parent or the Surviving Corporation receive an undertaking by the Indemnified Party to repay such legal and other fees and expenses paid in advance if it is ultimately determined that such Indemnified Party is not entitled to be indemnified under applicable Law. In the event of any such Action, Parent and the Surviving Corporation shall reasonably cooperate with the Indemnified Party in the defense of any such Action.

     (c) For a period of six (6) years from the Effective Time, Parent shall either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries or provide substitute policies or purchase or cause the Surviving Corporation to purchase, a “tail policy,” in either case of at least the same coverage and amounts containing terms and conditions that are not less advantageous in the aggregate than such policy with respect to matters arising on or before the Effective Time; provided, however, that after the Effective Time, Parent shall not be required to pay with respect to such insurance policies in respect of any one policy year annual premiums in excess of 300% of the last annual premium paid by the Company prior to the date hereof in respect of the coverage required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for such amount; and further provided that if the Surviving Corporation purchases a “tail policy” and the same coverage costs more than 500% of such last annual premium, the Surviving Corporation shall purchase the maximum amount of coverage that can be obtained for 500% of such last annual premium. At the Company’s option, the Company may purchase prior to the Effective Time, a six-year prepaid “tail” policy on terms and conditions providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries with respect to matters arising on or before the Effective Time, covering without limitation the transactions contemplated hereby; provided that the cost of such tail policy shall not exceed 500% of the last annual premium paid in respect of the current coverage. If such tail prepaid policy has been obtained by the Company prior to the Effective

Time, Parent shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation.

     (d) Parent shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 5.9.

     (e) The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the certificates of incorporation or by-laws or other organization documents of the Company or any of its Subsidiaries or the Surviving Corporation, any other indemnification arrangement, the DGCL or otherwise. The provisions of this Section 5.9 shall survive the consummation of the Merger and expressly are intended to benefit, and are enforceable by, each of the Indemnified Parties.

     (f) In the event Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.9.

     Section 5.10 Control of Operations. Without in any way limiting any party’s rights or obligations under this Agreement, the parties understand and agree that nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

     Section 5.11 Financing.

     (a) Parent shall use its reasonable best efforts to obtain the Financing on the terms and conditions described in the Financing Commitments, including using its reasonable best efforts (i) to negotiate definitive agreements with respect thereto on the terms and conditions contained in the Financing Commitments, (ii) to satisfy all conditions applicable to Parent in such definitive agreements, (iii) to comply with its obligations under the Financing Commitments, (iv) to enforce its rights under the Financing Commitments and (v) seeking such third party consents as may be reasonably required in connection with the Financing. Parent shall give the Company prompt notice upon becoming aware of any material breach by any party of the Financing Commitments or any termination of the Financing Commitments. Parent shall keep the Company informed on a prompt basis and in reasonable detail of the status of its efforts to arrange the Financing (including providing the Company with copies of all documents related to the Financing (other than ancillary agreements subject to confidentiality agreements)). In connection with its obligations under this Section 5.11, Parent shall be permitted to amend, modify or replace any portion of the Financing Commitments with new Financing Commitments, including through co-investment or by financing from one or more other additional parties (the “New Financing Commitments”), provided that Parent shall not permit any amendment or modification to be made to, or any waiver of any material provision or remedy under, the

Financing Commitments if such replacement (including through co-investment by or financing from one or more other additional parties), amendment, modification, waiver or remedy reduces the aggregate amount of the Financing required to consummate the Merger and the other transactions contemplated hereby, adversely amends or expands the conditions to the drawdown of the Financing in any respect that would make such conditions less likely to be satisfied, that can reasonably be expected to delay the Closing or is adverse to the interests of the Company in any other non de minimis respect. In the event that all conditions to the Financing Commitments (other than, in connection with the Debt Financing, the availability or funding of any of the Equity Financing) have been satisfied in Parent’s good faith judgment, Parent shall use its reasonable best efforts to cause the lenders and the other Persons providing such Financing to fund the Financing required to consummate the Merger on the Closing Date. In the event that Parent becomes aware of any event or circumstance that makes procurement of any portion of the Financing unlikely to occur in the manner or from the sources contemplated in the Financing Commitments, Parent shall promptly notify the Company and shall use its reasonable best efforts to arrange as promptly as practicable any such portion from alternative sources (including through co-investment by one or more additional parties) with terms and conditions no less favorable from the standpoint of Parent and Merger Sub and no more adverse to the ability of Parent and Merger Sub to consummate the transactions contemplated by this Agreement. Parent and Merger Sub acknowledge and agree that their respective obligations to consummate the Agreement are not conditioned or contingent upon receipt of the Financing.

     (b) The Company will and will cause its Subsidiaries to and will use reasonable efforts to cause each of its and their respective Representatives, including legal and accounting, to provide all cooperation reasonably requested by Parent in connection with the Financing and the other transactions contemplated by this Agreement (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries), including (i) providing to the parties providing the Financing all financial statements and other information relating to the Company and its Subsidiaries that are customarily required for financings similar to the Debt Financing and using reasonable best efforts to provide such other financial information as Parent shall reasonably request in order to consummate the Debt Financing, (ii) participating in a reasonable number of meetings, drafting sessions and due diligence sessions in connection with the Financing, (iii) assisting in the preparation of (A) one or more offering documents or confidential information memoranda for any of the Debt Financing (including the execution and delivery of one or more customary representation letters in connection therewith); provided that any such memoranda and similar documents need not be issued by the Company or any of its Subsidiaries; provided, further, that any such memoranda shall contain disclosure and financial statements with respect to the Company or the Surviving Corporation reflecting the Surviving Corporation and/or its Subsidiaries as the obligor and (B) materials for rating agency presentations, (iv) reasonably cooperating with the marketing efforts for any of the Debt Financing, including providing assistance in the preparation for, and participating in, meetings, due diligence sessions and similar presentations to and with, among others, prospective lenders, investors and rating agencies, and (v) executing and delivering (or using reasonable best efforts to obtain from advisors), and causing its Subsidiaries to execute and deliver (or use reasonable best efforts to obtain from advisors) or obtain from advisors, customary certificates (including a certificate of the chief financial officer of the Company with respect to solvency matters), accounting comfort letters, legal opinions (which may be reasoned if circumstances require), surveys, title insurance or other documents and instruments relating to guarantees, the pledge of collateral and other matters ancillary to the Financing as may be reasonably requested by Parent in connection with the Financing and otherwise reasonably facilitating the pledge of collateral and providing of guarantees contemplated by the Debt Commitment Letter; provided, however, that no obligation of the Company or any of its Subsidiaries under any such certificate, document or instrument (other than the representation letter referred to above) shall be effective until the Effective Time. The foregoing notwithstanding, (x) no pre-Closing director shall be required to take any action with respect to the foregoing and neither the Company nor any of its Subsidiaries shall be obligated to take any action that requires action or approval by the pre-Closing directors, (y) no obligation of the Company or any of its Subsidiaries or Representatives under any agreement, certificate, document or instrument shall be effective until the Effective Time, and (z) none of the Company or any of its Subsidiaries or Representatives shall be required to pay any commitment or other similar fee or incur any other cost or expense that is not simultaneously reimbursed by Parent in connection with the Debt Financing prior to the Effective Time. Parent shall upon request by the Company reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or its Subsidiaries in connection with such cooperation and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives for and against any and all losses suffered or incurred by them in connection with the arrangement of the Debt Financing and any information utilized in connection therewith (other than information provided by the Company or its Subsidiaries) (such costs and losses, the “Company Financing Expenses”), provided, that Parent’s obligation to pay such Company Financing Expenses after the termination of this Agreement shall be subject to the limitations set forth in the last sentence of Section 7.3(e) . Any other provision hereof notwithstanding, neither the Company nor any of its Subsidiaries, Affiliates or Representatives shall be required to incur any cost, fee, expense or liability in excess of $250,000 in the aggregate for all such Persons for all such costs, fees, expenses or liabilities in connection with Section 5.11, except to the extent the Cap of the Guarantee is increased in respect of such additional amounts. All non-public or otherwise confidential information regarding the Company obtained by Parent, Merger Sub or their Representatives pursuant to this Section 5.11 shall be kept confidential in accordance with the Confidentiality Agreement.

     Section 5.12 Stockholder Litigation. The Company shall give Parent the opportunity to participate, subject to a customary joint defense agreement, in, but not control, the defense or settlement of any stockholder litigation against the Company or its directors or officers relating to the Merger or any other transactions contemplated hereby; provided, however, that no such settlement shall be agreed to without Parent’s consent. In the event that (i) a proposed settlement of any stockholder litigation (of which Parent has been advised and kept informed in accordance with the terms of this Section 5.12) would not have a Company Material Adverse Effect, (ii) Parent does not consent to such proposed settlement and (iii) the ultimate resolution of such litigation is less favorable to the Company and its Subsidiaries than such proposed settlement, then such resolution and the effects thereof on the Company and its Subsidiaries (to the extent so less favorable) shall not constitute, or be considered in determining the existence or occurrence of, a Company Material Adverse Effect.

     Section 5.13 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) any notice or other communication received by such party from any Governmental Entity in connection with the

Merger or the other transactions contemplated hereby or from any person alleging that the consent of such person is or may be required in connection with the Merger or the other transactions contemplated hereby, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent, (ii) any actions, suits, claims, investigations or proceedings commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Merger or the other transactions contemplated hereby, (iii) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would cause or result in any of the Conditions to the Merger set forth in Article VI not being satisfied or satisfaction of those conditions being materially delayed in violation of any provision of this Agreement; provided, however, that the delivery of any notice pursuant to this Section 5.13 shall not (x) cure any breach of, or non-compliance with, any other provision of this Agreement or (y) limit the remedies available to the party receiving such notice. The Company shall notify Parent, on a reasonably current basis, of any events or changes with respect to any material regulatory or other investigation or action involving the Company or any of its affiliates by any Governmental Entity, and shall reasonably cooperate with Parent or its affiliates in efforts to mitigate any adverse consequences to Parent or its affiliates which may arise (including by coordinating and providing assistance in meeting with regulators). The parties agree and acknowledge that, except with respect to clause (iii) of the first sentence of this Section 5.13, the Company’s compliance or failure of compliance with this Section 5.13 shall not be taken into account for purposes of determining whether the condition referred to in Section 6.3(b) shall have been satisfied.

     Section 5.14 Private Placement Notes. At the written request of Parent, the Company shall, to the extent permitted by the terms thereof, take all actions reasonably requested by Parent that are necessary or advisable, including the delivery of all such notices, certificates and other documents pursuant to each note purchase agreement and each other agreement governing the respective Private Placement Notes, to repay all of the Private Placement Notes outstanding on the Closing Date in accordance with the applicable provisions of such agreements; provided that the Company shall not be required to provide any irrevocable notice or take any other irrevocable act regarding such repurchase unless (i) such action is taken simultaneously with the Merger being consummated and (ii) prior to the Company’s being required to take any of the actions described in this proviso, Parent shall have, or shall have caused to be, deposited with the trustee, or other appropriate recipient of such funds, under the applicable agreement governing the Private Placement Notes, sufficient funds to effect such repayment. The repayment of such Private Placement Notes shall not be required to be effective prior to the Effective Time and shall be expressly conditioned on the occurrence of the Effective Time. Parent hereby covenants and agrees to provide (or to cause to be provided) immediately available funds for the full payment at the Effective Time of all Private Placement Notes properly tendered and not withdrawn. The Company shall provide Parent with a reasonable period of time to review and comment on all notices, certificates and other documents to be delivered to holders of any of the Private Placement Notes (each of which notice, certificate and document shall be delivered contemporaneously to Parent) and each such notice, certificate and document shall be subject to the prior written approval of Parent. Notwithstanding any other provision of this Agreement, the Company shall have no obligation under any such notice, certificate or other document until the Effective Time, and Parent shall upon request by the Company promptly reimburse the Company for all reasonable out-of-pocket costs incurred by the Company in connection with the repayment of the Private Placement Notes and shall indemnify and hold harmless the Company and its Representatives for and against any and all losses suffered or incurred by them, or to which any of the Company or its Representatives may become subject, arising out of or in any way in connection with the repayment or any actions taken, or not taken, by the Company or its Representatives pursuant to this Section 5.14 (such costs and losses, the “Company Note Repurchase Expenses”), provided, that Parent’s obligation to pay such Company Note Repurchase Expenses after the termination of this Agreement shall be subject to the limitations set forth in the last sentence of Section 7.3(e) . Any other provision hereof notwithstanding, neither the Company nor any of its Subsidiaries shall be required to incur any cost, fee, expense or liabilities in excess of $250,000 in the aggregate for all such Persons for all such costs, fees, expenses or liabilities in connection with this Section 5.14, except to the extent the Cap of the Guarantee is increased in respect of such additional amounts. The parties agree and acknowledge that the Company’s compliance or failure of compliance with this Section 5.14 shall not be taken into account for purposes of determining whether the condition referred to in Section 6.3(b) shall have been satisfied. The Company shall be deemed to have satisfied each of its obligations set forth in this Section 5.14 if the Company shall have used its reasonable best efforts to comply with such obligations, regardless of the actual outcome of any actions in respect of the Private Placement Notes.

ARTICLE VI

CONDITIONS TO THE MERGER

     Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment (or waiver by Parent and the Company) at or prior to the Effective Time of the following conditions:

     (a) The Company Stockholder Approval shall have been obtained.

     (b) No Governmental Entity of competent jurisdiction shall have enacted, issued or entered any restraining order, preliminary or permanent injunction or similar order or legal restraint or prohibition which remains in effect that enjoins or otherwise prohibits consummation of the Merger.

     (c) Any applicable waiting period under the HSR Act (and any extension thereof) relating to the Merger shall have expired or been earlier terminated.

     Section 6.2 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the fulfillment (or waiver by the Company) of the following conditions:

     (a) The representations and warranties of Parent and Merger Sub set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct would not have, individually or in the aggregate, a Parent Material Adverse Effect.

     (b) Parent and Merger Sub shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.

     (c) Parent shall have delivered to the Company a certificate, dated as of the Closing Date and signed by its Chief Executive Officer or another senior executive officer, certifying to the effect that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.

     Section 6.3 Conditions to Obligations of Parent and Merger Sub to Effect the Merger. The obligations of Parent and Merger Sub to effect the Merger are further subject to the fulfillment of the following conditions:

     (a) (i) The representations and warranties of the Company set forth in Section 3.2(a) and (b) and 3.20 shall be true and correct in all respects (except, in the case of Sections 3.2(a) and (b), for such inaccuracies as are de minimis in the aggregate), in each case at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), and (ii) the other representations and warranties of the Company set forth herein shall be true and correct in each case at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct would not have, individually or in the aggregate, a Company Material Adverse Effect.

     (b) The Company shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.

     (c) The Company shall have delivered to Parent a certificate, dated as of the Closing Date and signed by its Chief Executive Officer or another senior executive officer, certifying to the effect that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.

     (d) Since the date of this Agreement there shall not have occurred and be continuing any Company Material Adverse Effect.

     Section 6.4 Frustration of Closing Conditions. Neither the Company nor Parent may rely, either as a basis for not consummating the Merger or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 6.1, 6.2 or 6.3, as the case may be, to be satisfied if such failure was caused by such party’s breach of any provision of this Agreement or failure to use all reasonable efforts to consummate the Merger and the other transactions contemplated hereby, as required by and subject to Section 5.6.

ARTICLE VII TERMINATION

     Section 7.1 Termination or Abandonment. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after any approval by the stockholders of the Company of the matters presented in connection with the Merger:

     (a) by the mutual written consent of the Company and Parent;

     (b) by either the Company or Parent if (i) the Effective Time shall not have occurred on or before June 30, 2007, (the “End Date”) and (ii) the party seeking to terminate this Agreement pursuant to this Section 7.1(b) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused the failure to consummate the Merger on or before such date; provided, however, that if, as of the End Date, all conditions set forth in Section 6.1(c) shall not have been satisfied or waived before the End Date, then the End Date shall be extended to September 30, 2007, which shall be considered the End Date for all purposes of this Agreement;

     (c) by either the Company or Parent if any court of competent jurisdiction shall have issued or entered an injunction or similar legal restraint or order permanently enjoining or otherwise prohibiting the consummation of the Merger and such injunction, legal restraint or order shall have become final and non-appealable, provided that the party seeking to terminate this Agreement pursuant to this Section 7.1(c) shall have used such efforts as may be required by Section 5.6 to prevent, oppose and remove such injunction;

     (d) by either the Company or Parent if the Company Meeting (including any adjournments or postponements thereof) shall have concluded and the Company Stockholder Approval contemplated by this Agreement shall not have been obtained;

     (e) by the Company, if Parent shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.1 or 6.2 or failure of the Closing to occur and (ii) cannot be cured by the End Date, provided that the Company shall have given Parent written notice, delivered at least thirty (30) days prior to such termination, stating the Company’s intention to terminate this Agreement pursuant to this Section 7.1(e) and the basis for such termination;

     (f) by Parent, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.1 or 6.3 or failure of the Closing to occur and (ii) cannot be cured by the End Date, provided that Parent shall have given the Company written notice, delivered at least thirty (30) days prior to such termination, stating Parent’s intention to terminate this Agreement pursuant to this Section 7.1(f) and the basis for such termination;

     (g) by the Company in order to enter into a transaction that is a Superior Proposal, if, prior to the receipt of the Company Stockholder Approval, (A) the Board of Directors of the Company (or the Special Committee) has received a Superior Proposal, (B) the Company has notified Parent in writing of its intention to terminate this Agreement pursuant to this Section 7.1(g) and included with such notice the most current written agreement relating to the transaction that constitutes such Superior Proposal, (C) at least 5 Business Days following receipt by Parent of the notice referred to in clause (B) above, and taking into account any revised proposal made by Parent since receipt of the notice referred to in clause (B) above, the Board of Directors (or the Special Committee) shall have determined that such revised proposal is not at least as favorable to the stockholders of the Company as such Superior Proposal, and (D) prior to or concurrently with such termination, the Company pays the fee due under Section 7.3;

     (h) by the Company, if (i) the Merger shall not have been consummated within five (5) Business Days of the first date upon which all conditions set forth in Section 6.1 and Section 6.3 (other than 6.3(c)) are satisfied and (ii) at the time of such termination such conditions continue to be satisfied, provided that the Company shall not terminate this Agreement under this Section 7.1(h) before the 120th day after the date hereof;

     (i) by Parent, if the Board of Directors of the Company or the Special Committee withdraws, modifies or qualifies in a manner adverse to Parent or Merger Sub, or publicly proposes to withdraw, modify or qualify, in a manner adverse to Parent or Merger Sub, its Recommendation, fails to recommend to the Company’s stockholders that they give the Company Stockholder Approval or approves, endorses or recommends, or publicly proposes to approve, endorse or recommend, any Alternative Proposal;

     (j) by Parent, if since the date of this Agreement there shall have been a Company Material Adverse Effect that cannot be cured by the End Date.

     Section 7.2 Effect of Termination. In the event of termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of the Company, Parent, Merger Sub or their respective Subsidiaries or affiliates, except that the Confidentiality Agreement, the Guarantee and the provisions of Section 7.3 and Article VIII will survive the termination hereof; provided, however, that nothing herein shall relieve any party from liability for willful breach of this Agreement, in which case the aggrieved party shall, subject to the limitations on liability set forth elsewhere herein, be entitled to all rights and remedies available at law or in equity.

     Section 7.3 Termination Fees.

     (a) In the event that:

        (i) (A) after the date of this Agreement, any Alternative Proposal (substituting 40% for the 25% threshold set forth in the definition of “Alternative Proposal”) (a “Qualifying Transaction”) is publicly proposed or publicly disclosed, (B) this Agreement is terminated by Parent or the Company pursuant to Section 7.1(d) (so long as a proposal regarding a Qualifying Transaction remains outstanding at the time of the Company Meeting), 7.1(f) (so long as a proposal regarding a Qualifying Transaction remains outstanding at the time of the breach giving rise to the termination), and (C) the Company enters into a definitive agreement with respect to, or consummates, a transaction contemplated by any proposal regarding a Qualifying Transaction within twelve (12) months of the date this Agreement is terminated;

        (ii) this Agreement is terminated by the Company pursuant to Section 7.1(g); or

        (iii) this Agreement is terminated by Parent pursuant to Section 7.1(i) .

then in any such event under clause (i), (ii) or (iii) of this Section 7.3(a), the Company shall pay to TC Group IV, L.L.C. a termination fee of $29.0 million in cash (the “Termination Fee”), it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion.

     In the event that a proposal regarding a Qualifying Transaction shall have been made known to the public or shall have been made directly to its stockholders generally or any person shall have publicly announced an intention (whether or not conditional or withdrawn) to make a proposal regarding a Qualifying Transaction that reasonably appears to be bona fide and thereafter this Agreement is terminated by the Company or Parent pursuant to Section 7.1(d) and no Termination Fee is yet payable in respect thereof pursuant to Section 7.3(a)(i), then the Company shall pay to Parent all of the Expenses (as hereinafter defined) of Parent and Merger Sub and thereafter if the Company becomes obligated to pay to Parent the Termination Fee pursuant to Section 7.3(a)(i) such payment obligation shall be reduced by the amount of Expenses previously actually paid to Parent pursuant to this sentence. As used herein, “Expenses” shall mean all reasonable out-of-pocket documented fees and expenses (including all fees and expenses of counsel, accountants, consultants, financial advisors and investment bankers of Parent and its Affiliates), incurred by Parent or Merger Sub or on their behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the Financing and all other matters related to the Merger; provided that such fees and expenses shall not in any case exceed $10 million in the aggregate.

     (b) Any provision in this Agreement to the contrary notwithstanding, in the event that (i) the Company shall terminate this Agreement pursuant to Section 7.1(e) and at the time of such termination there is no state of facts or circumstances that would reasonably be expected to cause the conditions set forth in Section 6.1(a), 6.1(b), Section 6.3(a), Section 6.3(b) and Section 6.3(d) not to be satisfied on the End Date assuming the Closing were to be scheduled on the End Date, (ii) the Company shall terminate this Agreement pursuant to Section 7.1(h), or (iii) Parent or the Company shall terminate this Agreement pursuant to Section 7.1(b) and, at the time of such termination, the conditions set forth in Section 6.1, Section 6.3(a), Section 6.3(b) and Section 6.3(d) have been satisfied, then in any such case Parent shall pay to the Company a fee of $35 million in cash (the “Parent Termination Fee”), it being understood that in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion. The Parent Termination Fee shall be paid to the Company concurrent with termination of this Agreement by Parent or not later than two (2) Business Days following termination of this Agreement by the Company, as the case may be.

     (c) Any payment required to be made pursuant to clause (i) of Section 7.3(a) shall be made to Parent promptly following the earlier of the execution of a definitive agreement with respect to, or the consummation of, any Qualifying Transaction (and in any event not later than two Business Days after delivery to the Company of notice of demand for payment); any payment required to be made pursuant to clause (ii) of Section 7.3(a) shall be made to Parent concurrently with, and as a condition to the effectiveness of, the termination of this Agreement by the Company pursuant to Section 7.1(g); any payment required to be made pursuant to clause (iii) of Section 7.3(a) shall be made promptly following termination of this Agreement by Parent (and in any event not later than two Business Days after delivery to the Company of notice of demand for payment); and any such payment shall be made by wire transfer of immediately available funds to an account to be designated by Parent. In circumstances in which Expenses are payable, such payment shall be made to Parent not later than two Business Days after delivery to the Company of an itemization setting forth in reasonable detail all Expenses (which itemization may be supplemented and updated from time to time by Parent until the 60th day after Parent delivers such notice of demand for payment), and all such payments shall be made by wire transfer of immediately available funds to an account to be designated by Parent.

     (d) In the event that the Company shall fail to pay the Termination Fee and/or Expenses, or Parent shall fail to pay the Parent Termination Fee, required pursuant to this Section 7.3 when due, such fee and/or Expenses, as the case may be, shall accrue interest for the period commencing on the date such fee and/or Expenses, as the case may be, became past due, at a rate equal to the rate of interest publicly announced by Citibank, in the City of New York from time to time during such period, as such bank’s Prime Lending Rate. In addition, if either party shall fail to pay such fee and/or Expenses, as the case may be, when due, the such owing party shall also pay to the owed party all of the owed party’s costs and expenses (including attorneys’ fees) in connection with efforts to collect such fee and/or Expenses, as the case may be. Parent and the Company acknowledges that the fees, Expense reimbursement and the other provisions of this Section 7.3 are an integral part of the Merger and that, without these agreements, Parent and the Company would not enter into this Agreement.

     (e) Each of the parties hereto acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement and that neither the Termination Fee nor the Parent Termination Fee is a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent and Merger Sub or the Company, as the case may be, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision. Notwithstanding anything to the contrary in this Agreement, the Company’s right to receive payment of the Parent Termination Fee pursuant to this Section 7.3 or the guarantee thereof pursuant to the Guarantee and to require that Parent, Merger Sub and the Guarantor perform their respective obligations under (i) Section 7.3 and the Guarantee in accordance with their terms, (ii) to pay the Company Financing Expenses and (iii) to pay the Company Note Repayment Expenses shall be the exclusive remedy of the Company against Parent, Merger Sub, the Guarantor or any of their respective stockholders, partners, members, directors, Affiliates, officers or agents for (x) the loss suffered as a result of any failure of the Merger to be consummated and (y) any other losses, damages, obligations or liabilities suffered as a result of or under this Agreement and the transactions contemplated hereby, and none of Parent, Merger Sub or the Guarantor, or any of their respective stockholders, partners, members, directors, officers or agents, as the case may be, shall have any liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby other than any such liability in respect of the Parent Termination Fee and the Guarantee, provided, however, that Parent shall be obligated with respect to Sections 5.2(b) and the last sentence of Section 5.11(b); and provided further, however, that Parent, Merger Sub and Guarantor shall be relieved of any liability for the Company Financing Expenses and the Company Note Repayment Expenses in the event the Merger Agreement is terminated in a circumstance in which the Termination Fee is payable or would become payable upon the occurrence of the event referred to Section 7.3(a)(i)(C) .

ARTICLE VIII MISCELLANEOUS

     Section 8.1 No Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger.

     Section 8.2 Expenses. Except as set forth in Section 7.3 or in the Guarantee, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring or required to incur such expenses, except that expenses incurred in connection with the printing, filing and mailing of the Proxy Statement (including applicable SEC filing fees) and all fees paid in respect of any HSR or other regulatory filing shall be borne one-half by Parent and one-half by the Company.

     Section 8.3 Counterparts; Effectiveness. This Agreement may be executed in two or more consecutive counterparts (including by facsimile), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy or otherwise) to the other parties.

     Section 8.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

     Section 8.5 Jurisdiction; Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that prior to the valid and effective termination of this Agreement in accordance with Article VII the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). The parties agree that (a) the Company shall be entitled to specific performance against Parent and Merger Sub (i) of Parent’s or Merger Sub’s obligations to pay the Parent Termination Fee pursuant to Section 7.3(b) and their respective obligations in respect of the Company Financing Expenses and the Company Note Repayment Expenses and (ii) to prevent any breach by Parent or Merger Sub of Section 5.2(b) and the last sentence of Section 5.11(b) and (b) Parent shall be entitled to specific performance against the Company of the Company’s obligation to pay the Termination Fee and the expenses pursuant to Section 7.3(a). In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 8.5, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject mater hereof, may not be enforced in or by such courts.

     Section 8.6 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     Section 8.7 Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

To Parent or Merger Sub: c/o The Carlyle Group 1001 Pennsylvania Avenue, NW Suite 220 South Washington, DC 20004 Facsimile: (202) 347-1818 Attention: Glenn A. Youngkin

with a copy to:

Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
Facsimile: (212) 909-6836
Attention: Paul S. Bird, Esq.

To the Company:

ElkCorp
14911 Quorum Drive
Suite 600
Dallas, TX 75254
Facsimile: (972) 851-0552
Attention: David G. Sisler, Esq.

with a copy to:

Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 Facsimile: (212) 403-2000 Attention: Mark Gordon, Esq.

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or received. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or two (2) Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

     Section 8.8 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion, any of or all of its rights, interest and obligations under this agreement to Parent or to any direct or indirect wholly-owned subsidiary of Parent, but no such assignment shall relieve Merger Sub of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Parent shall cause Merger Sub, and any assignee thereof, to perform its obligations under this Agreement.

     Section 8.9 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the sole extent of such invalidity or unenforceability without rendering invalid or unenforceable the remainder of such term or provision or the remaining terms and provisions of this Agreement in any jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

     Section 8.10 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the exhibits and schedules hereto) the Confidentiality Agreement and the Guarantee constitutes the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof and, except for the provisions of Article II (which, from and after the Effective Time, shall be for the benefit of holders of the Common Stock and Company Options as of the Effective Time) and Section 5.9 (which shall be for the benefit of the Indemnified Parties), is not intended to and shall not confer upon any person other than the parties hereto any rights or remedies hereunder.

     Section 8.11 Amendments; Waivers. At any time prior to the Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Sub, or in the case of a waiver, by the party against whom the waiver is to be effective; provided, however, that after receipt of the Company Stockholder Approval, if any such amendment or waiver shall by applicable Law or in accordance with the rules and regulations of the New York Stock Exchange require further approval of the stockholders of the Company, the effectiveness of such amendment or waiver shall be subject to the approval of the stockholders of the Company. Notwithstanding the foregoing, no failure or delay by the Company or Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

     Section 8.12 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     Section 8.13 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

     Section 8.14 No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto or the Guarantor and no past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, stockholder, agent, attorney or representative of any party hereto (other than the Guarantor) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby. Notwithstanding anything to the contrary contained herein, the Company agrees that to the extent it has incurred damages in connection with this Agreement, the maximum liability of the Guarantor, directly or indirectly, shall be limited to the Cap under the Guarantee.

     Section 8.15 Definitions. References in this Agreement to specific laws or to specific provisions of laws shall include all rules and regulations promulgated thereunder. Any statute defined or referred to herein or in any agreement or instrument referred to herein shall mean such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes. For purposes of this Agreement, the following terms (as capitalized below) will have the following meanings when used herein:

     “1993 Plan” has the meaning set forth in Section 3.2(a) .

     “1998 Plan” has the meaning set forth in Section 3.2(a) .

     “2002 Plan” has the meaning set forth in Section 3.2(a) .

     “2004 Plan” has the meaning set forth in Section 3.2(a) .

     “Action” has the meaning set forth in Section 5.9(b) .

     “affiliates” means, with respect to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Affiliate Transaction” has the meaning set forth in Section 3.23.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Proposal” has the meaning set forth in Section 5.3(g) .

“Book-Entry Shares” has the meaning set forth in Section 2.2(a) .

“Business Day” means any day other than a Saturday, Sunday or a day on which the banks in New York are authorized by law or executive order to be closed.

“Cancelled Shares” has the meaning set forth in Section 2.1(b) .

“Cap” has the meaning set forth in the Guarantee.

“Certificate of Merger” has the meaning set forth in Section 1.3.

“Certificates” has the meaning set forth in Section 2.2(a) .

“Citigroup” has the meaning set forth in Section 3.19.

“Closing” has the meaning set forth in Section 1.2.

“Closing Date” has the meaning set forth in Section 1.2.

“Code” has the meaning set forth in Section 2.2(b)(iii) .

“Common Stock” has the meaning set forth in Section 2.1(a) .

“Company” has the meaning set forth in the Preamble.

“Company Benefit Plans” has the meaning set forth in Section 3.10(a) .

“Company Disclosure Letter” has the meaning set forth in Article III.

“Company Employees” has the meaning set forth in Section 5.5(a) .

“Company Financing Expenses” has the meaning set forth in Section 5.11(b) .

“Company Material Adverse Effect” has the meaning set forth in Section 3.1(c) .

“Company Meeting” has the meaning set forth in Section 5.4(b) .

“Company Note Repurchase Expenses” has the meaning set forth in Section 5.14.

“Company Permits” has the meaning set forth in Section 3.8(b) .

“Company SEC Documents” has the meaning set forth in Section 3.5(a) .

“Company Specified Contracts” has the meaning set forth in Section 3.21(a) .

“Company Stock Options” has the meaning set forth in Section 2.3(a) .

“Company Stock Plans” has the meaning set forth in Section 2.3(a) .

“Company Stockholder Approval” has the meaning set forth in Section 3.20.

“Company Termination Fee” has the meaning set forth in Section 7.3(a)

“Confidentiality Agreement” has the meaning set forth in Section 5.2(b) .

“Debt Commitment Letter” has the meaning set forth in Section 4.5.

“Debt Financing” has the meaning set forth in Section 4.5.

“DGCL” has the meaning set forth in Section 1.1.

“Dissenting Shares” has the meaning set forth in Section 2.1(d) .

“Effective Time” has the meaning set forth in Section 1.3.

“Employees” has the meaning set forth in Section 3.16.

“End Date” has the meaning set forth in Section 7.1(b) .

“Environmental Law” has the meaning set forth in Section 3.9(b) .

“Equity Commitment Letter” has the meaning set forth in Section 4.5.

“ERISA” has the meaning set forth in Section 3.10(a) .

“ERISA Affiliate” has the meaning set forth in Section 3.10(c) .

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Fund” has the meaning set forth in Section 2.2(a) .

“Financing” has the meaning set forth in Section 4.5.

“Financing Commitments” has the meaning set forth in Section 4.5.

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” has the meaning set forth in Section 3.4(b) .

“Guarantee” has the meaning set forth in Section 4.6.

“Guarantor” has the meaning set forth in Section 4.6.

“Hazardous Substance” has the meaning set forth in Section 3.9(c) .

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indemnified Party” has the meaning set forth in Section 5.9(b) .

“Information Memorandum” has the meaning set forth in Section 4.10.

“Intellectual Property” has the meaning set forth in Section 3.17.

“knowledge” means (a) with respect to Parent, the knowledge of the executive officers of Parent after reasonable inquiry and (b) with respect to the Company, the knowledge of the individuals listed on Section 8.15(b) of the Company Disclosure Letter after reasonable inquiry.

“Law” or “Laws” has the meaning set forth in Section 3.8(a) .

“Lien” means a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon the Company or any of the Company’s Subsidiaries or result in the creation of any liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind.

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 2.1(a) .

“Merger Sub” has the meaning set forth in the Preamble.

“Multiemployer Plan” has the meaning set forth in Section 3.10(a) .

“New Financing Commitments” has the meaning set forth in Section 5.11(a) .

“New Plans” has the meaning set forth in Section 5.5(b) .

“Old Plans” has the meaning set forth in Section 5.5(b) .

“Option and Stock-Based Consideration” has the meaning set forth in Section 2.3(c) .

“Option Consideration” has the meaning set forth in Section 2.3(a) .

“Parent” has the meaning set forth in the Preamble.

“Parent Approvals” has the meaning set forth in Section 4.2(b) .

“Parent Disclosure Letter” has the meaning set forth in Article IV.

“Parent Material Adverse Effect” has the meaning set forth in Section 4.1.

“Parent Representatives” has the meaning set forth in Section 5.2(a) .

“Parent Termination Fee” has the meaning set forth in Section 7.3(b) .

“Paying Agent” has the meaning set forth in Section 2.2(a) .

“Performance Shares” has the meaning set forth in Section 2.3(c) .

“Permitted Lien” means a Lien (A) for Taxes or governmental assessments, charges or claims of payment not yet due or being contested in good faith and, in each case, for which adequate accruals or reserves have been established in accordance with GAAP, (B) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar lien arising in the ordinary course of business, (C) which is a zoning, entitlement or other land use or environmental regulation by any Governmental Entity, (D) which is disclosed on the most recent consolidated balance sheet of the Company or notes thereto (or securing liabilities reflected on such balance sheet) or (E) which was incurred in the ordinary course of business since the date of the most recent consolidated balance sheet of the Company.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including, without limitation, a Governmental Entity, and any permitted successors and assigns of such person.

“Preferred Stock” has the meaning set forth in Section 3.2(a) .

“Private Placement Notes” means the Company’s (i) 6.28% Senior Notes due November 15, 2014, (ii) 4.69% Senior Notes due July 15, 2007, (iii) 6.99% Senior Notes due June 15, 2009 and (iv) 7.49% Senior Notes due June 15, 2012.

“Proxy Statement” has the meaning set forth in Section 3.13.

“Qualifying Transaction” has the meaning set forth in Section 7.3(a) .

“Recommendation” has the meaning set forth in Section 3.4(a) .

“Representatives” has the meaning set forth in Section 5.3(a) .

“Required Financial Information” has the meaning set forth in Section 5.11(b) .

“Restricted Shares” has the meaning set forth in Section 2.3(b) .

“Right” means the preferred stock purchase rights outstanding pursuant to the Rights Agreement.

“Rights Agreement” has the meaning set forth in Section 3.2(b) .

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Share” has the meaning set forth in Section 2.1(a) .

“Significant Subsidiary” has the meaning set forth in Section 3.3(a) .

“Special Committee” has the meaning set forth in the Recitals.

“Specified Approvals” has the meaning set forth in Section 3.4(b) .

“Subsidiaries” means, with respect to any party, any corporation, partnership, association, trust or other form of legal entity of which (i) more than 50% of the outstanding voting securities are on the date hereof directly or indirectly owned by such party, or (ii) such party or any Subsidiary of such party is a general partner (excluding partnerships in which such party or any Subsidiary of such party does not have a majority of the voting interests in such partnership).

“Superior Proposal” has the meaning set forth in Section 5.3(h) .

“Surviving Corporation” has the meaning set forth in Section 1.1.

“Tax Return” has the meaning set forth in Section 3.15.

“Taxes” has the meaning set forth in Section 3.15.

“Termination Date” has the meaning set forth in Section 5.1(a) .

“UBS” has the meaning set forth in Section 3.19.

“WARN Act” has the meaning set forth in Section 3.16.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

CGEA HOLDINGS, INC.

By:	/s/ Glenn A. Youngkin
Name: Glenn A. Youngkin
Title: President

CGEA INVESTOR, INC.

By:	/s/ Glenn A. Youngkin
Name: Glenn A. Youngkin
Title: President

ELKCORP

By:	/s/ Thomas Karol
Name: Thomas Karol
Title: CEO